SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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H.B. Fuller Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Office:	1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
Mail:	P.O. Box 64683
St. Paul, Minnesota 55164-0683
Phone:	(651) 236-5062

Dear Shareholder:

Our 2014 Annual Meeting of Shareholders will be held on Thursday, April 10, 2014, at the H.B. Fuller Company headquarters in St. Paul, Minnesota. The meeting will begin promptly at 1:00 p.m. Please join us. Parking at our headquarters building for attendance at the meeting is complimentary.

The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the business to be conducted at the meeting.

Similar to previous years, we have elected to take advantage of the “notice and access” rules of the Securities and Exchange Commission to furnish most of our shareholders with proxy materials over the Internet. This method of delivery allows us to provide you with the information you need, while reducing printing and delivery expenses.

Your vote on the proposals is important. Whether or not you attend the Annual Meeting of Shareholders, we encourage you to vote your shares to make certain that you are represented at the meeting. You may vote via the Internet or, if you received a printed copy of the proxy materials, by telephone or by mailing a proxy or voting instruction card.

I look forward to seeing you at the Annual Meeting.

Sincerely,

James J. Owens
President and Chief Executive Officer

February 26, 2014

Office:	1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
Mail:	P.O. Box 64683
St. Paul, Minnesota 55164-0683
Phone:	(651) 236-5062

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Thursday, April 10, 2014 at 1:00 p.m. Central Time

Place:	H.B. Fuller Company
1200 Willow Lake Boulevard
St. Paul, Minnesota

Items of Business:	The election of three directors named in the attached Proxy Statement for a three-year term.

A non-binding advisory vote to approve the compensation of our named executive officers disclosed in the attached Proxy Statement.

The ratification of the appointment of KPMG LLP as H.B. Fuller’s independent registered public accounting firm for the fiscal year ending November 29, 2014.

Any other business that may properly be considered at the meeting or any adjournment thereof.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 12, 2014.

Voting by Proxy:	It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting in person, we encourage you to submit your proxy as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section entitled “Questions and Answers about the Meeting” beginning on page 1 of this Proxy Statement, or if you received printed proxy materials, the enclosed proxy or voting instruction card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

By Order of the Board of Directors

Timothy J. Keenan
Vice President, General Counsel and Corporate Secretary

February 26, 2014

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 10, 2014

The Board of Directors of H.B. Fuller Company is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on April 10, 2014, and at any adjournment and reconvening of the meeting. We first made this Proxy Statement and the Annual Report for the fiscal year ended November 30, 2013 available to our shareholders on or about February 26, 2014.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters disclosed in the Notice of Annual Meeting of Shareholders that accompanies this Proxy Statement. These include the election of three directors, a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (the “Say on Pay Proposal”) and the ratification of the appointment of our independent registered public accounting firm.

We will also consider any other business that may properly be presented at the meeting, and management will report on H.B. Fuller’s performance during the last fiscal year and respond to questions from shareholders.

How does the Board recommend that I vote?

The Board of Directors recommends a vote “FOR” each of the nominees for director, “FOR” the Say on Pay Proposal, and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending November 29, 2014.

Who is entitled to vote at the meeting?

If you were a shareholder of record at the close of business on February 12, 2014, you are entitled to vote at the meeting.

As of the record date, 50,056,282 shares of Common Stock were outstanding and eligible to vote.

What is the difference between a shareholder of record and a street name holder?

If your shares are registered directly in your name, you are considered the “shareholder of record” with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and your shares are held in street name. If you are a “street name holder” you will receive a voting instruction card, which appears very similar to a proxy card. Please complete that card as directed in order to ensure your shares are voted at the meeting.

What are the voting rights of the shareholders?

Holders of Common Stock are entitled to one vote per share. Therefore, a total of 50,056,282 votes are entitled to be cast at the meeting. There is no cumulative voting for the election of directors.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the voting of at least a majority of the outstanding shares of Common Stock as of the record date is considered a quorum. A shareholder is counted as present at the meeting if the shareholder is present and votes in person at the meeting or the shareholder has properly submitted a proxy by mail, telephone or Internet.

How do I vote my shares?

If you are a shareholder of record, you may give a proxy to be voted at the meeting either:

•	electronically, by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card; or

•	if you received printed proxy materials, you may also vote by mail or telephone as instructed on the proxy card.

If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or, if you received printed proxy materials, you may also vote by mail or telephone by following the instructions provided in the voting instruction card provided to you by your broker, bank, trustee or nominee.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. You may also vote in person at the meeting as described in “Can I vote my shares in person at the meeting?” below.

If you hold any shares in the H.B. Fuller Company 401(k) & Retirement Plan (sometimes referred to as the “401(k) Plan” in this Proxy Statement), you are receiving or being provided access to, the same proxy materials as any other shareholder of record. However, your proxy vote will serve as voting instructions to the plan trustee. The shares held in the 401(k) Plan will be voted by the plan trustee.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card?

It means you hold shares of H.B. Fuller stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card or, if you vote by telephone or via the Internet, vote once for each proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials you receive.

Can I vote my shares in person at the meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. However, even if you currently plan to attend the meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide to not attend the meeting.

If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank, trustee or other nominee giving you the right to vote such shares at the meeting.

If you are a participant in the 401(k) Plan, you may submit a proxy vote as described above, but you may not vote your 401(k) Plan shares in person at the meeting.

What vote is required for the proposals to be approved?

With respect to the election of directors, the three director nominees receiving the most votes for their election will be elected directors. With respect to the Say On Pay Proposal and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote on each proposal is required, provided that the total number of shares of Common Stock that vote in favor of the proposal represents more than 25% of the shares outstanding on the record date.

How are votes counted?

Shareholders may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for election to the Board of Directors. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” on the Say on Pay Proposal and the ratification of the appointment of KPMG LLP.

If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum. If you ABSTAIN from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you WITHHOLD authority to vote for one or more of the nominees for director, this will have no effect on the election of any director from whom votes are withheld.

If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be present at the meeting for the purpose of determining a quorum, but are not considered entitled to vote on the proposal in question. Your broker or nominee has discretionary authority to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm even if your broker or nominee does not receive voting instructions from you. Your broker or nominee may not vote your shares on the election of directors or the Say on Pay Proposal without instructions from you.

What if I do not specify how I want my shares voted?

If you do not specify on your returned proxy card or voting instruction card (or when giving your proxy by telephone or via the Internet) how you want to vote your shares, we will vote them:

•	FOR all of the nominees for director;

•	FOR the Say on Pay Proposal;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year ending November 29, 2014; and

•	with respect to such other matters that may properly come before the meeting, in accordance with the judgment of the persons named as proxies.

Can I change my vote?

Yes. If you are a shareholder of record, you may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

•	by sending a written notice of revocation to our Corporate Secretary;

•	by submitting another properly signed proxy card at a later date to our Corporate Secretary;

•	by submitting another proxy by telephone or via the Internet at a later date; or

•	by voting in person at the meeting.

If you are a street name holder, please consult your broker, bank, trustee or nominee for instructions on how to change your vote.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name. We have retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies for a fee of approximately $10,000 plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by our directors, officers and regular employees. These individuals will receive no compensation (other than their regular salaries) for these services.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of paper copies?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials to our shareholders by providing access to these documents on the Internet instead of mailing printed copies. In general, you will not receive printed copies of the materials unless you request them or you are a participant in the H.B. Fuller Company 401(k) & Retirement Plan. Instead, we mailed you the Notice of Internet Availability of Proxy Materials (unless you have previously consented to electronic delivery or already requested to receive paper copies), which instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability of Proxy Materials explains how to submit your proxy over the Internet. If you would like to receive a paper copy or e-mail copy of the proxy materials, please follow the instructions provided in the Notice of Internet Availability of Proxy Materials.

Are the proxy and related materials available electronically?

Yes.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on April 10, 2014

Our Proxy Statement and 2013 Annual Report, including our Annual Report on Form 10-K, are available at www.proxyvote.com.

Will any other business be considered at the meeting?

Our Bylaws provide that a shareholder may present a proposal at the annual meeting that is not included in this Proxy Statement only if proper written notice was received by us. No shareholder has given the timely notice required by our Bylaws in order to present a proposal at the annual meeting. Our Board of Directors does not intend to present any other matters for a vote at the annual meeting. If you wish to present a proposal at the 2015 Annual Meeting, please see “How can a shareholder present a proposal at the 2015 Annual Meeting?” As of the date of this Proxy Statement, we do not know of any other business to be presented for consideration at the annual meeting. If any other business does properly come before the meeting, the persons named as proxies will vote in accordance with their best judgment as to the best interests of H.B. Fuller and its shareholders.

How can a shareholder present a proposal at the 2015 Annual Meeting?

In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2015 Annual Meeting, the written proposal must be received at our principal executive offices by the close of business on October 29, 2014. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials and with the requirements set forth in our Bylaws. Please contact our Corporate Secretary for a copy of such regulations and for a description of the steps outlined in our Bylaws that must be taken to present such a proposal.

If a shareholder wishes to present a proposal at the 2015 Annual Meeting that would not be included in our Proxy Statement for such meeting, the shareholder must provide notice to us no later than January 12, 2015 and no earlier than December 11, 2014. Please contact the Corporate Secretary for a description of the steps to be taken to present such a proposal.

How can a shareholder get a copy of the Company’s 2013 Annual Report on Form 10-K?

Our 2013 Annual Report, including our Annual Report on Form 10-K for the year ended November 30, 2013, accompanies this Proxy Statement. The 2013 Annual Report, including our Annual Report on Form 10-K, is also available via the internet in the “Financial” section of our Investor Relations page of our website (www.hbfuller.com). If requested, we will provide you a paper copy of the 2013 Annual Report, including our Annual Report on Form 10-K without charge. We will also provide you with copies of any exhibits to the Form 10-K, upon written request and upon payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request a paper copy of the 2013 Annual Report, or paper copies of exhibits to the Form 10-K by writing to the Corporate Secretary, H.B. Fuller Company, 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

Who is the Corporate Secretary?

The Corporate Secretary is Timothy J. Keenan. The mailing address is the Office of the Corporate Secretary, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much H.B. Fuller Common Stock each director and executive officer listed in the Summary Compensation Table in this Proxy Statement beneficially owned as of January 27, 2014. The table also shows the beneficial ownership of H.B. Fuller Common Stock of all directors and executive officers of H.B. Fuller as a group. In general, “beneficial ownership” includes those shares of our Common Stock which a director or executive officer has the power to vote or transfer, as well as stock options that are exercisable currently or within 60 days and stock underlying phantom stock units that may be acquired, in certain circumstances, within 60 days. The detail of beneficial ownership is set forth in the following table. In addition, the table shows all shareholders known to us to be the beneficial owners of more than 5% of H.B. Fuller Common Stock.

Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares of Common Stock owned by them, and the shares beneficially owned by our directors and executive officers are not subject to any pledge.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
BlackRock, Inc.	4,384,663	[1]	8.74%
Mairs and Power, Inc.	3,418,429	[2]	6.81%
The Vanguard Group, Inc.	3,415,681	[3]	6.81%
Franklin Resources, Inc.	2,895,809	[4]	5.77%
Artisan Partners Limited Partnership	2,633,990	[5]	5.25%
Thomas W. Handley	16,513	[6]	*
Maria Teresa Hilado	1,303	[7]	*
J. Michael Losh	79,662	[6]	*
Lee R. Mitau	89,416	[6]	*
Dante C. Parrini	3,309	[6,7]	*
Ann W.H. Simonds	1,303	[7]	*
John C. van Roden, Jr.	37,827	[6]	*
R. William Van Sant	35,719	[6]	*
James J. Owens	394,409	[8]	*
James R. Giertz	223,391	[9]	*
Traci L. Jensen	58,471	[10]	*
Patrick J. Trippel	72,524	[11]	*
Steven Kenny	170,396	[12]	*
All directors and executive officers as a group (16 people)	1,636,679	[13]	3.19%

*	Indicates less than 1%.

(1)

This information is based on a Schedule 13G/A filed with the SEC on January 29, 2014 reporting beneficial ownership as of December 31, 2013. BlackRock, Inc., a parent holding company, reported that it has sole voting power over 4,233,712 shares and sole dispositive power over all of the shares. The holder’s address is 40 East 52nd Street, New York, New York 10022.

(2)	This information is based on a Schedule 13G/A filed by the holder with the SEC on February 6, 2014 reporting beneficial ownership as of December 31, 2013. Mairs and Power, Inc., an investment advisor, reported that it has sole voting power over 2,829,650 shares and sole dispositive power over all of the shares. The holder’s address is W-1520 First National Bank Building, 332 Minnesota Street, Saint Paul, Minnesota 55101.

(3)	This information is based on a Schedule 13G/A filed with the SEC on February 11, 2014 reporting beneficial ownership as of December 31, 2013. The Vanguard Group, Inc., an investment adviser,

reported that it has sole voting power over 70,831 shares, shared dispositive power over 67,431 shares and sole dispositive power over 3,348,250 shares. The holder’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)	This information is based on a Schedule 13G filed with the SEC on February 11, 2014 reporting beneficial ownership as of December 31, 2013. The securities reported are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. (“FRI”), including Franklin Advisory Services, LLC (“FAS”), Franklin Advisers, Inc. (“FAI”), Franklin Templeton Portfolio Advisors, Inc. (“FTPAI”) and Fiduciary Trust Company International (“FTCI”). Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. Under SEC rules and regulations, FRI and its principal stockholders may be deemed to be beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. FAS is reported as having sole voting power over 1,535,600 shares and sole dispositive power over 1,638,800 shares; FAI is reported as having sole voting power over 1,074,256 shares and sole dispositive power over 1,137,456 shares; FTPAI is reported as having sole voting and dispositive power over 74,533 shares; and FTCI is reported as having sole voting and dispositive power over 45,000 shares. The holder’s address is One Franklin Parkway, San Mateo, California 94403-1906.

(5)	This information is based on a Schedule 13G/A filed with the SEC on January 30, 2014 by Artisan Partners Limited Partnership (“APLP”) reporting beneficial ownership as of December 31, 2013. The report was also filed on behalf of Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Partners Asset Management Inc. (“APAM”), Artisan Investment Corporation (“AIC”), ZFIC, Inc. (“ZFIC”), Andrew A. Ziegler, Carlene M. Ziegler and Artisan Partners Funds, Inc. (“Artisan Funds”). APLP is an investment adviser registered under the Investment Advisers Act of 1940. Artisan Funds is an investment company under Section 8 of the Investment Company Act. Artisan Holdings is the sole limited partner of Artisan Partners and the sole member of Artisan Investments; APAM is the general partner of Artisan Holdings; AIC is a control person of APAM; ZFIC is the sole stockholder of AIC; Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC. The report states that the shares reported therein were acquired on behalf of discretionary clients of APLP. Persons other than APLP are entitled to receive all dividends from, and proceeds from the sale of, those shares. The holder reported that it has shared voting power over 2,412,025 shares, and shared dispositive power over all of the shares. The holder’s address is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(6)	Includes phantom stock units credited to the accounts of directors who participate in the Directors’ Deferred Compensation Plan, described under the heading “Director Compensation” that may be acquired, in certain circumstances, within 60 days. The number of units credited to each director participating in this plan that may be acquired within 60 days is as follows:

Thomas W. Handley	15,166	Dante C. Parrini	1,994
J. Michael Losh	76,065	John C. van Roden, Jr.	22,866
Lee R. Mitau	46,600	R. William Van Sant	13,340

Excludes phantom stock units credited to the accounts of directors who participate in the Directors’ Deferred Compensation Plan, described under the heading “Director Compensation” that are not able to be acquired within 60 days. The number of units credited to each director participating in this plan that are excluded from the table is as follows:

Thomas W. Handley	3,562	R. William Van Sant	56,677
Lee R. Mitau	75,059

None of the phantom stock units are entitled to vote at the meeting.

(7)	Includes the following shares of restricted Common Stock awarded under the 2009 Director Stock Incentive Plan, including shares acquired upon reinvestment of dividends:

Maria Teresa Hilado	1,303	Ann W.H.Simonds	1,303
Dante C. Parrini	1,316

(8)	Includes shares of 108,654 restricted Common Stock subject to forfeiture, 330 shares held in trust under the H.B. Fuller Company 401(k) & Retirement Plan, 280 shares held jointly by Mr. Owens’ wife and son and over which Mr. Owens does not have voting control and 225,078 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 23,270 restricted stock units which are subject to forfeiture and which are not entitled to vote at the meeting.

(9)	Includes 9,820 shares of restricted Common Stock subject to forfeiture, 1,135 shares held in trust under the H.B. Fuller Company 401(k) & Retirement Plan and 158,486 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 6,736 restricted stock units which are subject to forfeiture and which are not entitled to vote at the meeting.

(10)	Includes 6,844 shares of restricted Common Stock subject to forfeiture and 34,478 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 4,899 restricted stock units which are subject to forfeiture and which are not entitled to vote at the meeting.

(11)	Includes 13,650 shares of restricted Common Stock subject to forfeiture and 46,769 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 4,899 restricted stock units which are subject to forfeiture and which are not entitled to vote at the meeting.

(12)	Includes 145,635 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 13,376 restricted stock units which are subject to forfeiture and which are not entitled to vote at the meeting.

(13)	Includes 149,748 shares of restricted Common Stock subject to forfeiture, 10,636 shares held in trust under the H.B. Fuller Company 401(k) & Retirement Plan, 977,496 shares that could be issued pursuant to stock options which are currently exercisable and 176,031 phantom stock units credited to directors’ individual H.B. Fuller Common Stock accounts under the Directors’ Deferred Compensation Plan that may be acquired, in certain circumstances, within 60 days. Excludes 140,133 phantom stock units credited to the individual accounts under the Directors’ Deferred Compensation Plan and the Key Employee Deferred Compensation Plan that may not be acquired within 60 days. Excludes 66,680 restricted stock units which are subject to forfeiture. Neither the restricted stock units nor any of the phantom stock units in the Directors’ Deferred Compensation Plan or the Key Employee Deferred Compensation Plan are entitled to vote at the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers to file initial reports of ownership and reports of changes in ownership of H.B. Fuller’s securities with the SEC. These reports are available for review on our website (www.hbfuller.com) in the “Financial” section of the Investor Relations page. Directors and executive officers are required to furnish us with copies of these reports. Based solely on a review of these reports and written representations from the directors and executive officers, we believe that all directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2013 except that, due to untimely receipt of information from a third party record keeper, R. William Van Sant and Ann B. Parriott were each late in filing one Form 4 relating to a distribution from the Directors’ Deferred Compensation Plan and Key Employee Deferred Compensation Plan, respectively.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal

The Board of Directors is currently composed of nine directors and divided into three classes. Each year one class of directors stands for election for a three-year term. The term of office for Class III directors, consisting of J. Michael Losh, Lee R. Mitau and R. William Van Sant, will expire at the annual meeting.

At the annual meeting, three persons are to be elected as Class III directors to hold a three-year term of office from the date of their election until the 2017 annual meeting or until their successors are duly elected and qualified. The three nominees for election as Class III directors are J. Michael Losh, Lee R. Mitau and R. William Van Sant, all of whom are currently directors. Each of the nominees has agreed to serve as a director if elected. Following the annual meeting, the Board will be comprised of nine directors. Pursuant to our Company’s Bylaws, no more than 15 persons may serve on the Board. For information on how a shareholder may suggest a person to be a nominee to the Board, see “How can a shareholder suggest a candidate for election to the Board?”

Unless earlier terminated due to retirement or resignation, the term of office for Class I directors, consisting of Thomas W. Handley, Maria Teresa Hilado and Ann W.H. Simonds will expire at the annual meeting in 2015, and the term of office for Class II directors, consisting of Dante C. Parrini, John C. van Roden, Jr. and James J. Owens, will expire at the annual meeting in 2016. All of the directors except Ms. Hilado and Ms. Simonds, who were appointed during fiscal 2013, were elected to the Board of Directors by the shareholders.

If, for any reason, any nominee becomes unable to serve before the election, the persons designated as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors constituting Class III directors.

The Board of Directors recommends a vote FOR election of each of the nominees.

Who are the nominees?

The nominees provided the following information about themselves as of January 31, 2014.

Class III (Term Ending in 2014)

J. Michael Losh
Age:	67
Director Since:	2001
Principal Occupation:	Chief Financial Officer (Retired)
Business Experience:	Mr. Losh was the interim Chief Financial Officer of Cardinal Health, Inc., a provider of products and services for the health care market, located in Dublin, Ohio, from July 2004 to May 2005. He was the Chairman of Metaldyne Corporation (now a wholly-owned subsidiary of Asahi Tec Corporation), a global designer and supplier of high quality, metal-formed components, assemblies and modules for the transportation industry headquartered in Plymouth, Michigan, from 2000 to 2002. Prior to that position, Mr. Losh was employed by General Motors Corporation from 1964 to 2000. Mr. Losh brings a wealth of global operating, financial and accounting experience through his 36-year career at General Motors, where he held a variety of roles in the United States, Brazil and Mexico, including Chief Financial Officer from 1994 to 2000. Mr. Losh meets all of the criteria to act as our audit committee financial expert.

He also contributes extensive audit committee and corporate governance expertise, gained through his service on several other public company boards. During his thirteen years of service on our Board, Mr. Losh has developed an in-depth knowledge of our company and its businesses. He has been Chair or Co-Chair of the Audit Committee since 2003.

The Board of Directors has determined that Mr. Losh is an audit committee financial expert as that term is defined under the rules of the SEC.

Other Directorships:

Prologis, Inc., Aon plc, CareFusion Corporation, MASCO Corporation, and TRW Automotive Holdings Corporation.

In addition to H.B. Fuller’s Audit Committee, Mr. Losh serves on the audit committees of Prologis, Inc., Aon plc, CareFusion Corporation, MASCO Corporation and TRW Automotive Holdings Corporation. The Board of Directors of H.B. Fuller has determined that such simultaneous service does not impair Mr. Losh’s ability to effectively serve on our Audit Committee. This determination reflects Mr. Losh’s experience and understanding of financial statements, accounting principles and controls and audit committee functions gained throughout his professional career, and his availability to devote time and attention to his service on each committee.

Lee R. Mitau
Age:	65
Director Since:	1996, Chairman of the Board since December 2006.
Principal Occupation:	Chairman of the Board, H.B. Fuller Company and Graco Inc.
Business Experience:	Mr. Mitau served as Executive Vice President and General Counsel of U.S. Bancorp from 1995 until March of 2013, when he retired. Mr. Mitau serves as Chairman of the H.B. Fuller Board, Chair of our Corporate Governance and Nominating Committee and as a member of our Compensation Committee, and has extensive public company legal and governance expertise. He is widely recognized as an expert in the area of corporate governance, and is a highly regarded and sought after speaker in this discipline. He has gained expertise in the areas of corporate governance, corporate finance and mergers and acquisitions through his career as a practicing attorney with a global law firm, where he headed the firm’s corporate and securities practice, and as the Executive Vice President, General Counsel and Secretary of U.S. Bancorp. In addition, since 1990, Mr. Mitau has served on the board of Graco Inc., where he is currently Chairman of the Board. During his eighteen years of service on our Board, Mr. Mitau has developed an in-depth knowledge of our Company and its businesses. Mr. Mitau’s unique combination of experiences makes him particularly well-qualified to serve as our Chairman.
Other Directorships:	Mr. Mitau is Chairman of the Board of Graco Inc.

R. William Van Sant
Age:	75
Director Since:	2001, Vice Chairman of the Board since 2011.
Principal Occupation:	Senior Advisor, Tenex Capital Management, L.P.
Business Experience:	Mr. Van Sant has been a Senior Advisor at Tenex Capital Management, L.P., a private equity fund based in New York, NY, since September 2012. He also serves as Chairman of the Board of Quintec (a tooling platform company) and as a director of Rush-Overland (provider of fluid heating, pumping and transportation equipment for the oil and gas industry), two portfolio companies of Tenex. From January 2008 until February 2013, he was an operating partner of Stone Arch Capital, LLC, a private equity firm. From August 2006 through December 2007, he was President and Chief Executive Officer of Paladin Brands Holding, Inc., which manufactures attachments for construction equipment. From 2003 until August 2006, Mr. Van Sant was Chairman, and from 2003 until November 2005, Mr. Van Sant was Chairman and Chief Executive Officer, of Paladin Brands, LLC. He was an operating partner of Norwest Equity Partners, a private equity firm, from 2001 to August 2006. He also held roles of increasing responsibility over a nearly thirty year career at John Deere Company. Mr. Van Sant brings to our Board his expertise in management, finance and manufacturing operations, experience he has acquired over many years as a director, chairman or chief executive officer with a variety of manufacturing companies, including those listed above as well as Nortax Inc., Lukens, Inc., Blount Inc., Cessna Aircraft Company and Graco Inc. (where he serves on the Audit and Governance Committees). Mr. Van Sant also brings a wealth of merger and acquisition experience and governance experience to our Board. Mr. Van Sant was appointed Vice Chairman of our Board of Directors in July 2011. In addition, Mr. Van Sant has gained a detailed understanding of our company and its businesses through his service on our Board during the past thirteen years.
Other Directorships:	Mr. Van Sant is a director of Graco Inc.

How can a shareholder suggest a candidate for election to the Board?

The Corporate Governance and Nominating Committee of the Board nominates all candidates for election to the Board. Generally, current directors or third party search firms engaged by the Corporate Governance and Nominating Committee identify candidates for consideration by the Committee. No third party search firm was engaged during fiscal 2013. The Corporate Governance and Nominating Committee will review all nominees to the Board of Directors, including an assessment of a nominee’s judgment, experience, independence and such other factors as the Corporate Governance and Nominating Committee concludes are pertinent in light of the Board’s needs. The Board of Directors believes that its membership should reflect a diversity of experience, skills, geography, gender and ethnicity. The Board of Directors considers each of these factors when evaluating director nominees and evaluates the makeup of the Board of Directors with regard to these factors on an ongoing basis as it searches for and asks director nominees to join the Board. The Corporate Governance and Nominating Committee will select qualified nominees and review its recommendations with the Board, which will decide whether to invite any nominee to join or stand for re-election to the Board. The Committee will consider candidates recommended by any shareholder using the same criteria set forth above. Recommendations may be sent to the Corporate Governance and Nominating Committee in care of the Corporate Secretary of H.B. Fuller. No shareholder recommended any candidate during fiscal year 2013.

Who are the remaining directors?

The directors not standing for election at the meeting and whose service will continue until the end of their respective terms provided the following information about themselves as of January 31, 2014.

Class I (Term Ending in 2015)

Thomas W. Handley
Age:	59
Director Since:	2010
Principal Occupation:	President and Chief Operating Officer of Ecolab Inc., an $11 billion dollar global company providing businesses with solutions for clean water, safe food, abundant energy and healthy environments, headquartered in St. Paul, Minnesota.
Business Experience:	Mr. Handley has been with Ecolab since August 2003. Prior to his appointment as President and Chief Operating Officer of Ecolab Inc. in September 2012, Mr. Handley served in a variety of senior management positions of increasing responsibility at the senior vice president, executive vice president and business president levels, including leading strategic planning for the company and leading a number of its domestic and global industrial, foodservice, healthcare and service businesses. Before joining Ecolab, he held various management positions with The Procter & Gamble Company (P&G) from 1981 to 2003, including serving as Vice President and General Manager for P&G’s paper products businesses in Japan and Korea and as a Vice President for Strategic Planning and Marketing of the Global Feminine Care business. Mr. Handley also managed various businesses in Mexico and Latin America for P&G. Mr. Handley brings a valuable operating perspective to our Board due to his broad experience in a variety of markets and businesses both domestically and internationally while at P&G and Ecolab. He also has experience with increasing Ecolab’s presence in new markets, something which is critical to H.B. Fuller’s growth strategy. In addition, Mr. Handley has governance experience in a variety of settings, both from a management perspective at Ecolab and as a board member of several non-profit organizations and foundations.

Maria Teresa Hilado
Age:	49
Director Since:	2013
Principal Occupation:	Senior Vice President, Finance and Treasurer at PepsiCo, Inc., a global food and beverage leader with net revenues of more than $65 billion.
Business Experience:

In her current role, which she has held since 2009, Ms. Hilado has global operating responsibility for the treasury organization of PepsiCo, including capital markets, cash management, international treasury, pensions, insurance and global procurement finance. Ms. Hilado has over 22 years of finance, treasury and strategic experience in large global public corporations across a variety of industries. Prior to joining PepsiCo in 2009, she served as the Vice President and Treasurer at Schering-Plough Corp., a pharmaceutical company now known as Merck & Co., from 2008 to 2009. She was responsible for the strategic oversight and direction for the global Treasury function. Ms. Hilado joined General Motors (GM) Corporation in 1990, spending 17 years in a variety of senior finance roles including Assistant Treasurer. In addition, she held a variety of positions in M&A, labor negotiations, and treasury. She also served as Chief Financial Officer of General Motors Acceptance Corporation Commercial Finance from 2001 to 2005. From May 2013 until August 2013, Ms. Hilado served on the board of directors of Bausch + Lomb. Ms. Hilado brings strategic leadership experience to our Board, providing our Board with her broad and extensive experience in the areas of corporate finance and treasury operations, skills that will be particularly helpful in her service on our Board’s Audit Committee. She also has demonstrated business acumen, global experience and strategic insight, skills that will greatly enhance our Board.

Ann W. H. Simonds
Age:	50
Director Since:	2013
Principal Occupation:	Senior Vice President, President Baking Products of General Mills, Inc., a global manufacturer and marketer of branded consumer foods sold through retail stores.
Business Experience:

Ms. Simonds joined General Mills, Inc. in 1995 and is currently serving as Senior Vice President and President, Baking Products of General Mills, Inc., a role which she has held since 2012. In this role, she oversees General Mills’ Betty Crocker, Gold Medal, Bisquick and Pillsbury brands. Prior to this, Simonds was President of General Mills’ Pillsbury USA division from 2010 to 2012. From 2006 to 2010, she was president of the Baking Division and she was first named a corporate officer in 2002. Simonds’ career spans leadership roles of brands such as Betty Crocker, Cheerios, Wheaties and Yoplait as well as the role of general manager of the bakery and convenience store businesses. In addition, Simonds spent five years as a marketer for Johnson & Johnson in the U.S. and Europe before joining General Mills. Ms. Simonds brings with her a keen understanding of brand stewardship and global marketing. She is a seasoned leader who understands how to generate profitable growth and deliver value for customers and shareholders. Ms. Simonds’ ability to commercialize profitable new ideas will be an excellent asset to our Board. Her experience will support our ability to deliver our growth strategy.

Class II (Term Ending in 2016)

Dante C. Parrini
Age:	49
Director Since:	2012
Principal Occupation:	Chairman, President and Chief Executive Officer, P.H. Glatfelter Company, a $1.7 billion global supplier of specialty papers and fiber-based engineered materials.
Business Experience:

Mr. Parrini joined P.H. Glatfelter in 1997, and is currently serving as its Chairman, President and Chief Executive Officer. He has served as President and Chief Executive Officer since January 2011, and Chairman of the Board since May 2011. He was previously Glatfelter’s Executive Vice President and Chief Operating Officer from 2005 until 2010. As a result of his positions at Glatfelter, Mr. Parrini brings a broad range of management experience to our Board. In his different capacities at Glatfelter, he has had responsibility for worldwide operations (including global profit and loss), international and domestic sales, marketing, new product development, global supply chain management, information technology, human resources, and strategy and development.

John C. van Roden, Jr.
Age:	64
Director Since:	2003
Principal Occupation:	Presiding Director, Airgas, Inc., the largest U.S. distributor of industrial, medical and specialty gases, and hardgoods, such as welding equipment and supplies.
Business Experience:	Mr. van Roden has served as Presiding Director of Airgas since 2010. Previously, he was Chairman of the Board of Airgas, Inc. from September 2010 through August 2011. Prior to this appointment, Mr. van Roden was a private investor. In February 2003, Mr. van Roden was appointed Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a global supplier of specialty papers and fiber-based engineered materials, and served in that capacity until January 2007, at which time he became a consultant to Glatfelter until 2009. Mr. van Roden brings a broad range of management and finance experience to our Board. During the course of his career, Mr. van Roden has held leadership roles in the finance area for a number of public companies, including as the Chief Financial Officer of P.H. Glatfelter Company, Conectiv, LLC (energy) and Lukens, Inc. (specialty steel manufacturer). This expertise, along with his extensive experience serving on the boards of several other public companies provides additional depth to our Board’s leadership and governance capabilities. During his ten years of service on our Board, Mr. van Roden has developed extensive knowledge of our Company and its businesses.
Other Directorships:	Mr. van Roden is Presiding Independent Director of Airgas, Inc., and a director of PVR Partners, L.P. and Horsehead Corporation.

James J. Owens
Age:	49
Director Since:	2010
Principal Occupation:	President and Chief Executive Officer, H.B. Fuller Company.
Business Experience:	Mr. Owens was appointed President and Chief Executive Officer of H.B. Fuller Company in November 2010. Prior to that appointment, he served as Senior Vice President, Americas from January to November 2010 and as Senior Vice President, North America from August 2008 to January 2010. Prior to joining H.B. Fuller Company, Owens served as Senior Vice President of Henkel Corporation, a global manufacturer of home care products, cosmetics, toiletries and adhesives products, from April to August 2008. Mr. Owens spent 22 years with National Starch’s adhesives business, a division of ICI (Imperial Chemical Industries Limited), in a variety of management positions, including serving as Corporate Vice President and General Manager (from December 2004 to April 2008), Vice President and General Manager of the Europe/Middle East and Africa adhesives business; Corporate Vice President and General Manager of the North American adhesives business; Business Director for the pressure sensitive and laminating adhesives businesses; Marketing Manager; and Technical Services Manager. As President and Chief Executive Officer of H.B. Fuller Company and through his career-long experience in the adhesives industry, Mr. Owens brings to Board discussions and deliberations his deep knowledge of the industry. In addition, Mr. Owens is the voice of management on the Board.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board, upon recommendation of the Corporate Governance and Nominating Committee, has adopted Corporate Governance Guidelines, which summarize many of the corporate governance principles that the Board follows in governing H.B. Fuller. The guidelines are available for review on our website (www.hbfuller.com), in the “Governance” section of the Investor Relations page.

Code of Business Conduct

We have a Code of Business Conduct applicable to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of this Code of Business Conduct is available for review on our website (www.hbfuller.com), in the “Governance” section of the Investor Relations page.

Communications with Directors

Any shareholder may contact the Board, independent directors as a group, any committee or an individual director, by mailing a letter addressed to the Board, independent directors, committee or individual director in care of the Corporate Secretary. The Corporate Secretary reviews all communications, and after ascertaining whether such communications are appropriate to the duties and responsibilities of the Board, will forward such correspondence to the directors for their information and consideration. The Board has requested that the Corporate Secretary not forward the following types of communications to the Board: general solicitations for business or products; job applications or resumes; and any other communication that does not relate to the responsibilities of the Board.

Director Independence

Pursuant to our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange (“NYSE”), the Board has determined that all Board members, other than Mr. Owens, are independent. No director is considered independent unless the Board affirmatively determines that such director has no material relationship with H.B. Fuller. In assessing the materiality of any person’s relationship with H.B. Fuller, the Board considers all relevant facts and circumstances, including not only direct relationships between H.B. Fuller and each director but also any relationships between H.B. Fuller and any entity with which a director is affiliated.

The Board of Directors reviewed certain transactions between H.B. Fuller and our directors and entities with which they are affiliated and determined that they were made or established in the ordinary course of business and that the directors had no direct or indirect material interest in the transactions. Mr. Mitau, former director Juliana Chugg and Mr. Handley recused themselves from this review and determination as it related to the entities with which they are affiliated. The Board considered lending, trustee and credit card services between the Company and U.S. Bank, the holding company of which Lee R. Mitau was the Executive Vice President and General Counsel. Mr. Mitau retired from U.S. Bank effective March 1, 2013. The Board also considered customer-supplier transactions between: (i) the Company and General Mills, Inc. of which Ms. Chugg was a Senior Vice President, and (ii) the Company and Ecolab Inc., of which Mr. Handley is Senior Executive Vice President. After consideration of these relationships, the Board of Directors determined that the directors had no direct or indirect material interest in the transactions. In addition, the dollar amounts involved in the transactions with U.S. Bank, General Mills, Inc. and Ecolab Inc. fall below the thresholds set by the NYSE for director independence. Ms. Chugg served on the Board of Directors during fiscal year 2013 until her resignation from the Board of Directors on January 24, 2013.

Prior to the appointment of Ms. Hilado and Ms. Simonds, the Board of Directors also reviewed certain transactions between H.B. Fuller and entities with which Ms. Hilado and Ms. Simonds are affiliated and determined that they were made or established in the ordinary course of business and that the directors had no direct or indirect material interest in the transactions. In this regard, the Board considered customer-supplier transactions between: (i) PepsiCo, Inc., of which Ms. Hilado is a Senior Vice President, and (ii) the Company and General Mills, Inc., of which Ms. Simonds is a Senior Vice President. After consideration of these relationships, the Board of Directors determined that the Ms. Hilado and Ms. Simonds had no direct or indirect material interest in the transactions. In addition, the dollar amounts involved in the transactions with General Mills, Inc. and PepsiCo, Inc. fall below the thresholds set by the NYSE for director independence.

Meetings of the Board and Board Committees

Directors are expected to attend the Annual Meeting of Shareholders and all meetings (including teleconference meetings) of the Board and each committee on which they serve. During the 2013 fiscal year, the Board held six meetings. The directors attended greater than 75% of the meetings of the Board and Board committees on which the directors served during the 2013 fiscal year. In addition, all of the directors attended our Annual Meeting of Shareholders held on April 11, 2013.

What are the roles of the Board’s committees?

The Board of Directors is responsible for the overall affairs of H.B. Fuller. The Board conducts its business through meetings of the Board and three standing committees: Audit; Compensation; and Corporate Governance and Nominating. The Board has adopted a written charter for each committee. The charters for each of these committees are available for review on our website (www.hbfuller.com) in the “Governance” section of the Investor Relations page. Information regarding the three standing committees is set forth below. When necessary, the Board may also establish ad hoc committees to address specific issues.

Audit Committee

J. Michael Losh (Chair)	Maria Teresa Hilado
Thomas W. Handley	Ann W. Simonds

Number of Meetings in fiscal year 2013:    Eight

Functions:    The Audit Committee appoints the independent registered public accounting firm to audit our consolidated financial statements, oversees the audit and the independence and performance of our independent registered public accounting firm, determines and pre-approves the type and scope of all audit, audit-related and non-audit services provided by our independent registered public accounting firm, oversees our internal audit function, reviews the performance of our retirement plans and reviews the annual audited consolidated financial statements, accounting principles and practices and the adequacy of internal controls. In addition, the Audit Committee reviews the Company’s risk management policies and procedures to assess their adequacy and appropriateness in the context of the Company’s business and operating environment. This Committee also monitors compliance with our Code of Business Conduct and our Policy and Procedures Regarding Transactions with Related Persons.

All of the members of the Audit Committee are considered independent as that term is defined by our Corporate Governance Guidelines, the listing standards of the NYSE and the applicable rules and regulations of the SEC. The Board of Directors has also determined that Mr. J. Michael Losh satisfies the requirements of an audit committee financial expert as such term is defined under the rules and regulations of the SEC. The Audit Committee Report for fiscal year 2013 is included in this Proxy Statement.

Ms. Juliana Chugg served on the Audit Committee during fiscal year 2013 until her resignation from the Board of Directors on January 24, 2013. Mr. Alfredo Rovira served on the Audit Committee during fiscal year 2013 until his resignation from the Board of Directors on July 11, 2013.

Compensation Committee

R. William Van Sant (Chair)	Dante C. Parrini
Thomas W. Handley	Ann W.H. Simonds
Maria Teresa Hilado	John C. van Roden, Jr.
Lee R. Mitau

Number of Meetings in fiscal year 2013:    Four

Functions:    The Compensation Committee establishes overall compensation programs and practices for executives and reviews and approves compensation, including salary, incentive programs, stock-based awards, retirement plans, perquisites and other supplemental benefits, employment agreements, severance agreements, change in control provisions and other executive compensation items for our executive officers. The Compensation Committee monitors the competitiveness, fairness and equity of our retirement plans and administers our stock-based compensation plans and individual awards.

The Compensation Committee annually reviews and approves compensation for our non-employee directors including retainers, fees, stock-based awards, and other compensation and expense items.

The Compensation Committee may delegate its authority to the Chair of the Compensation Committee to accelerate vesting of outstanding awards. The Committee intends this delegation of authority to be for situations of retirement or termination, and where it is impractical to obtain participation by all Committee members.

The Compensation Committee may use outside compensation consultants to provide compensation advice, competitive survey data and other reference market information related to trends and competitive practices in executive compensation. Since April 2010, the Compensation Committee has used Buck Consultants, LLC, a wholly owned subsidiary of Xerox Corporation, to provide ongoing advice and information regarding design and implementation of the Company’s executive compensation programs as requested by the Compensation Committee.

The Compensation Committee retained Buck Consultants to be its independent compensation consultant due to their independence and industry experience. Buck Consultants advises the Committee on director and executive compensation, but does no other work for the Company. The Company uses Towers Watson for actuarial, benefits, medical plan and employee engagement survey consulting services. During fiscal 2013, we purchased broad-based market compensation survey information from Towers Watson and Hewitt Associates. See discussion in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee believes that Buck Consultants provided candid, direct and objective advice to the Compensation Committee. To ensure independence:

•	The Compensation Committee directly hired and has the authority to terminate Buck Consultants

•	Buck Consultants is engaged by and reports directly to the Compensation Committee and its chairman

•

None of the members of the Compensation Committee have a business or personal relationship with the Buck Consulting consultant with whom the Committee works, outside of work he provides for the Compensation Committee. The consultant does not have any business or personal relationship with any executive officer of the Company and he does not own any stock in the Company.

•	The amount of fees that Buck Consultants receives for work performed for the Company is de minimis as a percentage of Buck Consultants’ annual revenue

•	Buck Consultants does only work for the Compensation Committee that falls within the scope of work of the service agreement. No other work will be initiated without the Committee’s approval.

•	Buck Consultants has direct access to all members of the Compensation Committee during and between meetings

•	No employee of Buck Consultants works for the Company

•

The Compensation Committee has approved direct interaction between Buck Consultants and management; however; these interactions are generally limited to discussions on behalf of the Compensation Committee and information that is presented to the Compensation Committee for approval

In addition, the Compensation Committee has assessed the independence of Buck Consultants pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Buck Consultants or the individual advisor employed by Buck Consultants with whom we work from independently representing the Compensation Committee.

A representative of Buck Consultants generally attends Compensation Committee meetings to serve as a resource for the Compensation Committee. In order to encourage independent review and discussion of executive compensation matters, the Compensation Committee and the committee chair may request meetings with the independent compensation consultant in executive session without management present.

During fiscal 2013, the Compensation Committee asked Buck Consultants to conduct a review and analysis of non-employee director compensation. Buck Consultants presented information regarding director compensation to the Compensation Committee, provided a market data report on director compensation and presented its findings and recommendations for discussion. Buck Consultants provided these services and reported directly to the Compensation Committee Chair.

All of the members of the Compensation Committee are considered independent as that term is defined by our Corporate Governance Guidelines and the listing standards of the NYSE. The Compensation Committee Report for fiscal year 2013 is included in this Proxy Statement.

Ms. Juliana Chugg served on the Compensation Committee in fiscal year 2013 until her resignation from the Board of Directors on January 24, 2013.

Corporate Governance and Nominating Committee

Lee R. Mitau (Chair)	John C. van Roden, Jr.
J. Michael Losh	R. William Van Sant
Dante C. Parrini

Number of Meetings in fiscal year 2013:    Five

Functions:    The Corporate Governance and Nominating Committee reviews matters of corporate governance, including our organizational structure and succession planning. This Committee evaluates and recommends new director nominees and evaluates each current director prior to nominating such person for re-election. The Corporate Governance and Nominating Committee reviews a director’s continued service if a director’s occupation changes during his or her term. This Committee also evaluates the performance of the Chairman of the Board, the President and Chief Executive Officer, and the directors, and makes recommendations to the Board regarding any shareholder proposals.

The Corporate Governance and Nominating Committee considers shareholder recommendations for potential director nominees. See “How can a shareholder suggest a candidate for election to the Board?”

All of the members of the Corporate Governance and Nominating Committee are considered independent as that term is defined by our Corporate Governance Guidelines and the listing standards of the NYSE.

Mr. Alfredo Rovira served on the Corporate Governance and Nominating Committee during fiscal year 2013 until his resignation from the Board of Directors on July 11, 2013.

Board’s Role in Oversight of Risk

In General

The Board believes that effective enterprise risk management must be an integral part of Board and Committee deliberations and activities throughout the year. As part of the enterprise risk management, the Board engages in the following activities throughout the fiscal year:

•

The full Board of Directors reviews the Company’s enterprise risk management process and a comprehensive assessment of key financial, operational and strategy risks identified by management, as well as mitigating practices.

•

The full Board of Directors discusses risks related to the Company’s annual financial plan and budget each fiscal year and risks related to the Company’s strategy at meetings where the strategy is presented and reviewed.

•

The Board of Directors also encourages management to promote a corporate culture that integrates risk management into the Company’s strategy and day-to-day business operations in a way that is consistent with the Company’s targeted risk profile.

•

Each committee conducts its own risk assessment and management activities throughout the year (some of which are highlighted in the section on Board committees above), and reports its conclusions to the Board.

Through these processes, the Board oversees a system to identify, assess and address material risks to the Company on a timely basis. In fiscal year 2011 and again in fiscal 2013, management conducted comprehensive reviews of our enterprise risk management activities and reviewed those activities and findings with our Board. As a result of these reviews, additional resources were committed to the risk management program and focus was put on the highest risk areas. As a result of the 2011 review, audits and action plans for some of these high risk areas were implemented during fiscal years 2011 and 2012. After the 2013 review, some risks were deemed adequately mitigated through action plans and audit reviews. Also, due to the Forbo acquisition during fiscal year 2012, resources were focused on the execution and integration risks related to this acquisition during fiscal years 2012 and 2013. In addition, the Board’s leadership structure, as described below in the section titled “Board Leadership Structure” supports its role in risk oversight. The Company presently has a separate Chairman of the Board and Chief Executive Officer. When those positions are combined, we have an independent Presiding Director. We have strong independent directors chairing each of our Board Committees, all of which are involved in risk oversight, and there is open communication between management and the non-employee directors.

Risk Assessment of Compensation Programs

Management conducted a risk assessment of the Company’s policies and programs relating to the compensation of employees, including those that apply to our executive officers, with a focus on those programs that had changed from the prior fiscal year review. The format of this review was similar to that conducted in the prior fiscal year which was discussed with and approved by the Compensation Committee.

Management discussed the findings of the risk assessment review with the Compensation Committee. Based on the assessment, the Company believes that its compensation policies and practices create an appropriate balance among our base salary compensation, short-term incentive compensation and long-term incentive compensation, thereby reducing the possibility of imprudent risk-taking and that its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board of Directors has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Separation of these offices is an issue that is to be addressed as part of the Company’s succession planning. When the Chairman and Chief Executive Officer are separate offices, the Chairman will serve as the Presiding Director. However, when the Chief Executive Officer also holds the position of Chairman, a Presiding Director will be appointed by the Board to further the achievement of a strong, independent Board with an appropriate balance between the Board and the Chief Executive Officer. In such cases, the Chair of the Corporate Governance and Nominating Committee shall serve as the Presiding Director.

Mr. Mitau has served as our independent Chairman of the Board since December 2006 and, in this capacity, has acted as the Presiding Director at Board of Director meetings and during executive sessions of the non-management directors. Our Board has separated the roles of Chairman of the Board and Chief Executive Officer since 2006 because our current Chief Executive Officer and our previous Chief Executive Officer both had limited public company chief executive officer experience at the time of each of their elections to the Board. Mr. Mitau serves as the Chairman of the Board of Graco Inc. and has significant public company experience. The Chief Executive Officer, in consultation with the Chairman, establishes the agenda for each Board meeting. At the beginning of each fiscal year, the Chairman also publishes a schedule of topics to be discussed. In addition, Mr. Van Sant has served as Vice Chairman of the Board since fiscal 2011 and in this role he provides special assistance, oversight and guidance to the Chairman of the Board in performing the duties of the Chairman, and he provides counsel to the Chief Executive Officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has a written policy and procedures for the review, approval or ratification of transactions with executive officers, directors and nominees for director and their immediate family members. In general, the policy provides that certain transactions with these related persons and their immediate family members and certain transactions with any person who is a security holder known to us to be the beneficial owner of more than five percent of any class of our stock, are subject to the review, approval and/or ratification of the disinterested members of the Audit Committee. If ratification of a transaction is not forthcoming, management must make all reasonable efforts to cancel or annul that transaction. If a transaction with a related party is entered into without the pre-approval of the Audit Committee, it shall not be deemed to violate these policies and procedures, or be invalid or unenforceable, so long as the transaction is brought to the Audit Committee for ratification as promptly as reasonably practical after it is entered into or brought to the Company’s attention. All executive officers and directors of H.B. Fuller are informed in writing on an annual basis of these policies and procedures. The Audit Committee may use any process and review any information that it determines is reasonable in order to determine if a transaction is fair and reasonable and on terms no less favorable to H.B. Fuller than could be obtained in a comparable arm’s length transaction with a third party unrelated to H.B. Fuller.

In addition, on an annual basis, each of our directors and executive officers completes a questionnaire and discloses information regarding entities with which they and their immediate family members are affiliated. Any person nominated for election as a director must complete a questionnaire no later than the date he or she becomes a member of the Board of Directors. Any person who becomes an executive officer must complete a questionnaire as soon as reasonably practicable thereafter.

Our Audit Committee annually reviews all transactions and relationships disclosed in the director and officer questionnaires and approves or ratifies, as applicable, any transactions with related persons. The Board of Directors makes a formal determination regarding each director’s independence.

During fiscal year 2013, we had transactions, arrangements and relationships with entities with which some of our related persons, specifically certain of our directors, are affiliated. However, in accordance with the procedures in the Company’s policy, the Audit Committee determined that those related persons had no direct or indirect material interest in those transactions, arrangements and relationships.

DIRECTOR COMPENSATION

The form and amount of compensation for each director is determined and reviewed at least annually by the Compensation Committee. Such compensation reflects the practices of boards of similar public companies and is comprised of cash and H.B. Fuller Common Stock (or its equivalents). Similar to our executive compensation policy, the practice of generally aligning to the market median/50th percentile also applies to our director compensation.

2013 Review of Director Compensation

The Compensation Committee uses Buck Consultants, LLC, a wholly owned subsidiary of Xerox Corporation, to provide ongoing advice and information regarding design and implementation of the Company’s executive and director compensation programs as requested by the Compensation Committee. See further discussion regarding the Compensation Committee’s independent consultant under the heading “Compensation Committee” in the Corporate Governance section in this Proxy Statement. At its July 2013 meeting, the Compensation Committee reviewed a market analysis conducted by Buck Consultants relating to director compensation, including annual board retainers, committee chair retainers and annual stock-based awards. The market analysis included our peer group (see section titled “Executive Compensation – Compensation Discussion and Analysis – Competitive Market - Peer Group Data” in this Proxy Statement), a subset of our peer group with revenues under $3.8 billion, Buck Consultants Board of Director Compensation Report for S&P 400 MidCap Companies (which includes 188 companies with $1-3 billion in revenue) and National Association of Corporate Directors (NACD) Director Compensation Report (which includes 1,400 companies). After a review of the market comparison data, the Compensation Committee determined the Directors’ current compensation program was generally in line with the market median and decided not to make any changes.

Cash Fees

The fees paid to our non-employee directors are set forth in the table below. Mr. Owens, our President and Chief Executive Officer, does not receive separate compensation for serving as a director or for attendance at any meeting.

The following fees are paid to our non-employee directors:

Annual Cash Retainers

Board Member	$75,000
Non-Executive Chairman	$70,000
Non-Executive Vice Chairman	$30,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$12,000
Corporate Governance and Nominating Committee Chair	$12,000

Equity Awards

Annual Award of Restricted Common Stock or Common Stock units	valued at $80,000
One-time Initial Award of Restricted Stock	1,300 shares

Expense Reimbursement

We also reimburse each director for any out-of-pocket expenses related to attendance at any meeting or arising from other H.B. Fuller business.

Equity Awards

In addition to the board and chair retainers described above, the Board believes it is important that each director have an economic stake in our Common Stock. As a result, the Compensation Committee typically makes an annual grant of shares of restricted Common Stock or an award of Common Stock units to each non-employee director. On July 9, 2013, the Compensation Committee made a discretionary award of 1,984.62 Common Stock units to each non-employee director (except for Mr. Rovira, who resigned at the July 2013 meeting, and Ms. Hilado and Ms. Simonds, who were not appointed to the Board of Directors until October 1, 2013) under the H.B. Fuller Company Directors’ Deferred Compensation Plan (“DDCP”). This plan is described below. For this award, the Committee approved an award value of $80,000 per director (based on a review of market data), which was divided by the fair market value of our Common Stock on the date of grant to determine the number of units awarded.

In addition, each non-employee director typically receives a one-time grant of restricted H.B. Fuller Common Stock (or its equivalent) upon his or her initial election to the Board. These Common Stock (or its equivalent) awards are granted under our 2009 Director Stock Incentive Plan, which is described below. In general, these shares vest three years from the date of grant subject to continued service during that period. Ms. Hilado and Ms. Simonds each received a grant of restricted stock upon their election to the Board.

Directors’ Deferred Compensation Plan

Under this plan, directors may elect to defer all or a percentage of their board and chair retainers. Deferred amounts are credited with gains and losses based on the performance of certain mutual funds or H.B. Fuller Common Stock as elected by the director prior to deferring any fees. Directors who elect their retainers to be deferred into H.B. Fuller Common Stock units as an investment are credited with phantom stock units that will be paid out in shares of Common Stock. Phantom stock units are credited with dividend equivalents equal to the amount of dividends, if any, paid on an equal number of shares of H.B. Fuller Common Stock. The dividend equivalents are converted into additional phantom stock units based on the fair market value of H.B. Fuller Common Stock on the dividend payment date. If a participant elects to defer retainers into the H.B. Fuller Common Stock account in this plan, we make a 10% matching contribution of additional phantom stock units to the amount invested in H.B. Fuller Common Stock by the director. The phantom stock units credited to the directors’ accounts do not have voting rights. In addition, the Compensation Committee may make discretionary contributions to a participant’s H.B. Fuller Common Stock account under this plan. As described above, during fiscal year 2013, the Committee exercised this discretion and awarded each non-employee director (except as noted above) 1,984.62 Common Stock units under this plan.

Any amounts deferred under this plan are paid in shares of Common Stock or cash (depending on the election made by the director) at the earliest to occur of:

•

The later of the date of the director’s retirement (that is, the date of resignation or removal from the Board or the end of the director’s elected term) or such other date as elected and specified by the director, which is subject to approval by the Compensation Committee and is made only at the time of the director’s initial elections and is irrevocable;

•	disability;

•	death;

•	the date of a change in control of H.B. Fuller; or

•	the date of termination of the plan.

2009 Director Stock Incentive Plan

Under this plan, we may issue to non-employee directors restricted stock, restricted stock units, options, stock appreciation rights, performance awards or other stock-based awards. In addition, shares of H.B. Fuller Common Stock are issued under this plan to satisfy any requirements under the DDCP. The Compensation Committee determines the type, amount and other terms and conditions of any awards under this plan.

Physical Examinations

Non-employee directors are reimbursed for an annual physical examination and related expenses. In fiscal year 2013, only Mr. Losh received reimbursement for a physical examination.

Matching Gifts to Educational, Arts and Cultural Organizations Program

Under this program, we match a non-employee director’s contributions (up to $1,000) to eligible educational, arts and cultural institutions. These amounts are shown in the “All Other Compensation” column of the “Director Compensation Table” in this Proxy Statement.

Director Compensation Table – Fiscal Year 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	All Other Compensation ($) [2]	Total ($)
Juliana L. Chugg [3]	18,750	—	—	18,750
Thomas W. Handley [4]	75,000	80,000	7,748	162,748
Maria Teresa Hilado	18,750	59,072	130	77,952
J. Michael Losh [5]	95,000	80,000	13,068	188,068
Lee R. Mitau [6]	157,000	80,000	17,043	254,043
Dante C. Parrini	75,000	80,000	504	155,504
Alfredo L. Rovira [7]	56,250	—	—	56,250
Ann W.H. Simonds	18,750	59,072	130	77,952
John C. van Roden, Jr.	75,000	80,000	—	155,000
R. William Van Sant [8]	117,000	80,000	11,700	208,700

(1)	The amounts in this column are calculated based on the fair market value of our Common Stock on the date the award was made in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Each non-employee director, except for Ms. Hilado and Ms. Simonds (who became directors October 1, 2013), Ms. Chugg (who resigned as a director on January 24, 2013) and Mr. Rovira (who resigned as a director on July 11, 2013), received an award of 1,984.62 Common Stock units on July 9, 2013 with a grant date fair value of $80,000. Ms. Hilado and Ms. Simonds each received a grant of 1,300 shares of restricted stock on October 3, 2013.

The aggregate number of shares of restricted H.B. Fuller Common Stock and deferred stock units held by each non-employee director as of November 30, 2013 were as follows:

Name	Shares of Restricted Stock (#)	Deferred Common stock Units (#)
Juliana L. Chugg	0	16,869	[a]
Thomas W. Handley	0	18,278
Maria Teresa Hilado	1,303	0
J. Michael Losh	0	76,065
Lee R. Mitau	0	121,659
Dante C. Parrini	1,316	1,994
Alfredo Rovira	0	29,260	[b]
Ann W.H. Simonds	1,303	0
John C. van Roden, Jr.	0	22,866
R. William Van Sant	0	70,017

No non-employee director held any stock options as of November 30, 2013.

a)	Ms. Chugg resigned from the Board on January 24, 2013. The number of deferred stock units shown in the table above is as of January 24, 2013.

b)	Mr. Rovira resigned from the Board on July 11, 2013. The number of deferred stock units shown in the table above is as of July 11, 2013.

(2)	These amounts represent the following: for Mr. Handley, dividends paid on unvested restricted stock and a 10% company match pursuant to the DDCP, in the amount of $7,500; for Ms. Hilado, dividends paid on unvested restricted stock; for Mr. Losh, a 10% company match pursuant to the DDCP, in the amount of $9,500, and a matching gift by H.B. Fuller to a qualified educational institution of $1,000, a director physical of $1,356 and related gross up of $1,212; for Mr. Mitau, a 10% company match pursuant to the DDCP in the amount of $15,700 a matching gift by H.B. Fuller to a qualified educational institution of $1,000 and a gift in the amount of $343 related to his retirement from U.S. Bank; for Mr. Parrini, dividends paid on unvested restricted stock; for Ms. Simonds, dividends paid on unvested restricted stock; and for Mr. Van Sant, a 10% company match pursuant to the DDCP in the amount of $11,700.

(3)	Ms. Chugg resigned from the Board of Directors on January 24, 2013.

(4)	Mr. Handley elected to receive 100% of his annual retainer and meeting fees in Common Stock units in lieu of cash. That election resulted in the conversion of $75,000 into 1,957 Common Stock units. This amount does not include any dividend equivalents or match paid by the Company.

(5)	Mr. Losh elected to receive 100% of his annual retainer and meeting fees in Common Stock units in lieu of cash. That election resulted in the conversion of $95,000 into 2,478 Common Stock units. This amount does not include any dividend equivalents or match paid by the Company.

(6)	Mr. Mitau elected to receive 100% of his annual retainer and meeting fees in Common Stock units in lieu of cash. That election resulted in the conversion of $157,000 into 4,096 Common Stock units. This amount does not include any dividend equivalents or match paid by the Company.

(7)	Mr. Rovira resigned from the Board of Directors on July 11, 2013.

(8)	Mr. Van Sant elected to receive 100% of his annual retainer and meeting fees in Common Stock units in lieu of cash. That election resulted in the conversion of $117,000 into 3,052 Common Stock units. This amount does not include any dividend equivalents or match paid by the Company.

Stock Ownership Guidelines

We have goals for stock ownership by all non-employee directors. Our goal for director stock ownership is five times the annual board retainer within five years of becoming a director. A review of director stock ownership was conducted using June 30, 2013 stock values. At the time of this review, all directors, except Mr. Parrini (who joined the board in 2012) had met or exceeded this goal. Ms. Simonds and Ms. Hilado were not included in this review since they joined the Board of Directors in October 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes the material elements of compensation awarded to each of our executive officers listed in the Summary Compensation Table in this Proxy Statement (the “named executive officers” or “NEOs”). This discussion and analysis focuses on the information contained in the tables and accompanying footnotes and narrative for fiscal year 2013 which follows. We discuss compensation actions taken during fiscal years 2012 and 2014 to the extent they enhance the understanding of our executive compensation program for fiscal year 2013.

Elements of Executive Compensation.    We use base salary, a short-term incentive plan and a long-term incentive plan with equity grants to attract and motivate our executive officers to achieve results that are in the long-term best interests of our shareholders. We generally align to the market median for the three main elements of compensation, and we review these elements each year. The emphasis on short-term and long-term incentive compensation reflects our pay-for-performance philosophy.

Fiscal 2013 Business Results.    Our focus is to accelerate profitable growth based on three main strategies:

•	to grow organically by targeting our growth efforts on specific segments where we see opportunity for competitive strength;

•	to manage margins by not allowing growth to come at the expense of margins; and

•	to make acquisitions where and when they support our strategy.

We measure our success in these areas in large part by the metrics in our short-term incentive plan. As it relates to our short-term incentive plan, organic revenue is a measure that focuses on our growth without taking into account acquisitions or foreign currency fluctuations. Operating income is a measure of operational effectiveness and profitability, and earnings per share is an overall measurement of profitability and of the effectiveness of the three strategies listed above. Overall, in fiscal year 2013, the Company performed as follows:

•	Organic revenue grew by 1.6 percent year over year.

•	Adjusted operating income increased 19 percent year-over-year.

•	Adjusted diluted earnings per share (“EPS”) from continuing operations grew 17% year–over-year and since fiscal 2010 our adjusted diluted EPS has increased at a compound annual rate of 17%.

We exceeded our budgeted expectations with regard to EPS. We did not exceed our budgeted expectations with regard to organic revenue and operating income. Even though the target was not met for all metrics, the threshold level was met or exceeded for all metrics in our short-term incentive plan as applied to our NEOs.

In the midst of a major business integration and weaker than expected end market conditions in some key markets, we delivered solid results and made another step toward our 2015 strategic plan. We delivered record revenue and grew organically for the fourth year in a row with stronger organic growth at the end of the year. In addition, we delivered another year of record earnings per share. Additionally, for the 44th consecutive year, we implemented an increase in the amount of quarterly dividends we pay to shareholders, with a 17.6 percent increase this year.

The achievements in the financial metrics discussed above resulted in short-term incentive payouts for our CEO of 92.88% of target and ranged from 74.98% to 99.59% of target for our other NEOs. Our short-term incentive plan is a key way we link pay for performance to compensation for our NEOs.

Please also see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” section in our Annual Report on Form 10-K for more information on our fiscal 2013 financial performance.

The above discussion contains non-GAAP financial measures. See “Non-GAAP Financial Measures” in Annex A to this Proxy Statement for a reconciliation of these non-GAAP financial measures to GAAP results.

Fiscal 2013 Compensation Actions.    In setting the financial metrics for our short-term incentive plan for fiscal year 2013, our Compensation Committee reviewed company performance expectations and budgeted targets. The annual short-term incentive award targets were set based on predetermined ranges for the achievement of EPS, organic revenue and operating income targets. The targets that were set were considered to be challenging, but achievable. See section below titled “Analysis of Fiscal 2013 Short-Term Incentive Awards” for a description of the targets and actual results.

Effective on January 24, 2013, the Compensation Committee granted Mr. Owens a long term award of restricted stock of three times his base salary, valued at the date of grant, to ensure Mr. Owens’ continued leadership and to recognize his superior performance. See further discussion of this grant in the section titled “Fiscal 2013 Retention Award for CEO” of this Proxy Statement.

Also in fiscal 2013, the Company adopted a policy to prohibit hedging and pledging of Company stock by executive officers (including our NEOs) and members of our Board.

Executive Compensation “Best Practices.”    The Company’s compensation program includes several best practices, such as:

•

a policy regarding “clawbacks” of executive and key manager incentive compensation which allows the Compensation Committee the discretion to claw back incentive-based compensation in the event that there is a material restatement of the Company’s financial statements or in the event of misconduct by an executive officer or key manager;

•	a prohibition on hedging, pledging and certain other transactions in the Company stock by directors and certain executive officers, including all of the NEOs;

•

an emphasis on long-term equity awards to align the executives’ interests with long-term goals and shareholder interests, with the CEO’s long-term equity grant including a performance-based vesting restriction;

•	a prohibition on repricing of stock options; and

•	stock ownership goals for our directors and executive officers, which are reviewed annually.

Philosophy

The philosophy of our executive compensation program is to provide a competitive compensation package that rewards executive officers for sustained financial and operating performance that creates long-term value for our shareholders. We have designed and implemented our compensation programs for our executive officers to meet three principal goals:

•	Attract and retain qualified executive officers;

•	Motivate these individuals to achieve short-term and long-term corporate goals, without undue risk-taking; and

•	Promote equity among executive officer positions, while considering external competitiveness and differences in job responsibilities.

To meet these goals, H.B. Fuller has the following guidelines:

•	Pay compensation that is competitive with the practices of companies in a broad number of industries, as well as in the chemical industry, with revenues comparable to our revenues;

•	Pay for performance by setting challenging performance goals for our executive officers and providing a short-term incentive plan that is based upon achievement of these goals; and

•

Provide long-term incentives in the form of stock options, restricted stock and/or restricted stock units that are designed to increase long-term shareholder value by aligning the interests of our executive officers with those of our shareholders.

We strive to keep the target value of each individual element of compensation at or near the market median/50th percentile.

Competitive Market

We use several surveys and data points when we review executive compensation as described below.

General Survey Data.    We define our market as a broad range of companies across various industries in the $1-3 billion revenue category. We chose this revenue category because revenue from our prior fiscal year was in this range and revenue from fiscal 2013 was expected to be in this range. The Compensation Committee uses published survey data from the following sources for our executive compensation analysis:

•	Aon Hewitt ($1—2.49 billion revenue category for corporate positions and relevant revenue categories for non-corporate positions)

•	Towers Watson ($1—3 billion revenue category for corporate positions and relevant revenue categories for non-corporate positions)

H.B. Fuller participates in both of these surveys. The Aon Hewitt survey includes 360 companies and is titled “Total Compensation MeasurementTM (TCMTM) Executive Total Compensation by Industry – United States 2012”; and the Towers Watson survey includes 435 companies and is titled “2012 U.S. CDB General Industry Executive Compensation Survey Report.”

In the case of Mr. Kenny, our Senior Vice President, Europe, India, Middle East & Africa, the Compensation Committee reviews his total compensation relative to the market approximately every other year. In 2012, market data was provided by Towers Watson for a profit center head for the Europe, India, Middle East & Africa (“EIMEA”) region. Therefore, no review was conducted for 2013.

Peer Group Data.    Our peer group consists of the following companies:

Albemarle Corp.	Eastman Chemical Co.	OM Group, Inc.
Ashland Inc.	Ecolab Inc.	Polyone Corp.
Avery Dennison Corporation	Ferro Corp.	RPM International Inc.
Axiall Corporation	FMC Corp.	A. Schulman, Inc.
Cabot Corp.	Hexcel Corp.	Sensient Technologies Corp.
Celanese Corp.	International Flavors & Fragrances Inc.	Sigma-Aldrich Corp.
Cytec Industries Inc.	Olin Corp.	Valspar Corp

These companies represent global, publicly-traded chemical and allied products companies in the 2800 Standard Industrial Classification Code with revenues between $1.4 billion to $11.8 billion (for the most recent fiscal year). During fiscal 2013, Georgia Gulf Corporation was deleted from the peer group and replaced with Axiall Corporation. Georgia Gulf Corp. merged with PPG Industries’ commodity chemicals business, creating Axiall Corporation. No other changes were made to the composition of the peer group during fiscal 2013.

Use of Market Data in Fiscal 2013

When analyzing compensation paid to NEOs, the Compensation Committee uses specific data that matches revenue and job responsibilities from the published surveys, based on availability, by position. For fiscal 2013, the above-referenced survey data used by the Compensation Committee to review total compensation (base salary, short-term incentive compensation and long-term incentive compensation) for our executive officers showed that our total compensation was generally in line with the market data matched according to revenue and job responsibilities.

In addition, for the NEOs, management and the Compensation Committee used the peer group data, in conjunction with the general surveys, as a reference point for compensation design considerations. This data was derived from the most recent proxy statement available for each peer company. However, the primary data sources for pay level information for all of our executive officers are the survey sources listed in the section titled “General Survey Data”.

The Compensation Committee uses survey data and peer group data because these sources of data are considered reliable market information. When we refer to market data in the rest of this Compensation Discussion and Analysis, unless otherwise noted, we are referring to the “General Survey Data” and the “Peer Group Data” discussed above.

Compensation Process

The Compensation Committee reviews and approves all elements of compensation for our CEO, taking into account the Board of Directors’ review and assessment of the performance of the CEO as well as competitive market data and information from our human resources personnel and the Compensation Committee’s independent compensation consultant. The Compensation Committee also reviews and approves all elements of compensation for our other executive officers using the same sources noted above and taking into account the recommendations of the CEO.

In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Compensation Committee takes into consideration factors related to our performance, such as our earnings and revenue growth, and business-unit-specific operational and financial performance. Other considerations include our business objectives, corporate responsibilities (including equity among executive officer positions and affordability), competitive practices and trends, and local legal requirements. In deciding on the type and amount of compensation for each executive officer, the Compensation Committee focuses on both the current pay and the opportunity for future compensation, and combines the compensation elements for each executive officer in a manner that optimizes the executive officer’s contribution to the Company.

The Compensation Committee on occasion meets with the CEO and/or certain other executive officers to obtain recommendations with respect to our compensation program, practices and packages for executive officers and directors. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The CEO typically attends the Compensation Committee’s meetings, except when his compensation package is discussed. In addition, the Compensation Committee also holds executive sessions not attended by any members of management, including the CEO.

The Role of Shareholder Say on Pay Votes.    The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “Say on Pay Proposal”). At the Company’s annual meeting of shareholders held in April 2013, 92% of the votes cast on the Say on Pay Proposal were voted in favor of the proposal. The Compensation Committee believes that this is an overall endorsement by the shareholders of support of the Company’s approach to executive compensation, and did not change its approach materially in fiscal year 2013. The Compensation Committee will continue to take into account the outcome of the Company’s Say on Pay Proposal votes when making future compensation decisions for the NEOs.

Compensation Consultant

The Compensation Committee uses Buck Consultants, LLC, a wholly owned subsidiary of Xerox Corporation, to provide ongoing advice and information regarding design and implementation of the Company’s executive compensation programs as requested by the Compensation Committee. See further discussion regarding the Compensation Committee’s independent consultant under the heading “Compensation Committee” in the Corporate Governance Section in this Proxy Statement. In this Proxy Statement, we discuss the use of compensation consultants when the Compensation Committee utilized its independent consultant for a specific project. In addition, from time to time, management receives information from the compensation consultant in preparation for Compensation Committee meetings.

Key Elements of the Executive Compensation Program

The key elements of the executive compensation program are:

Purpose	Considerations
Base salary

Attract and retain high caliber executive talent with competitive fixed compensation. Base salary is not performance based.	Each NEO’s job is positioned in a salary grade based upon market data and an analysis of the related job responsibilities. Salary ranges are established to generally reflect competitiveness at the market median/50th percentile. Within these salary ranges, base salaries are set considering the experience each NEO brings to the position. Salary increases are determined considering individual performance.

Short-term incentive (cash bonus)

Aligns executive performance with achievement of annual company strategic goals and objectives and provides financial reward for meeting or exceeding specific metrics. Payouts are dependent on achievement of predetermined annual financial performance goals, which are aligned with long-term targets.

Short-term incentive awards are set for each executive officer so that the expected payout at target performance levels would result in competitive market levels of such compensation. The target percentage opportunities are established to generally reflect competitiveness at the market median/50th percentile. Payments under the short-term incentive plan can range from no payment to a payment higher than the target, based upon actual results.

The annual short-term incentive plan is designed to achieve several goals, including emphasizing the Company’s commitment to competitive compensation practices, driving a high performance culture and ensuring accountability. The short-term incentive plan places emphasis on achievement of financial metrics and focuses attention on business results. It also reinforces the importance of measurable and aligned goals and objectives. Predetermined financial performance measures and goals are set by the Compensation Committee each year. These financial measures and goals are based on Company performance expectations and budget targets.

Purpose	Considerations
Long-term incentive (stock options, restricted stock and restricted stock units)

Stock options, restricted stock and restricted stock units attract, retain and reward high caliber executive talent; ownership of common stock encourages long-term strategic decision making that is aligned with shareholder interests.	Our long-term incentive plan ties a significant portion of our executive officers’ total compensation to shareholder value creation, as measured by stock price performance. The combination of stock options and restricted stock provides an appropriate balance between performance-based rewards and retention.

Restricted stock and restricted stock units aid in retention of executive talent, reward for performance and promote stock ownership.	Increase in H.B. Fuller Common Stock price increases value of options, restricted stock and restricted stock unit awards. CEO annual grant contains a performance goal which must be achieved before restricted stock may vest.

Other Benefits (includes supplemental retirement and deferred compensation plans, severance, change-in-control and other perquisites)

Attract and retain high caliber executive talent. These benefits are not performance-based.	In order to attract and retain high caliber executive talent, we provide NEOs market competitive perquisite and other benefit programs. We also provide some of these benefits to assist our executive officers so that they may efficiently use their time on H.B. Fuller business. Our U.S.-based NEOs participate in the same health and welfare programs as all other U.S.-based H.B. Fuller employees.

Additional information regarding base salary, short-term incentive compensation and long-term incentive compensation follows.

Fiscal 2013 Base Salaries

In General. In January of each year, the Compensation Committee reviews and considers the annual performance of the CEO and the other NEOs. The effective date of annual merit increases is February 1st. In April, the Compensation Committee reviews the overall compensation (base salary, short-term incentive, long-term incentive and high-level review of perquisites) of all of the executive officers (including the NEOs) for market competitiveness.

The amount of annual base salary and year-over-year increase for each of the NEOs in fiscal year 2013 is set forth in the following table.

Named Executive Officer	Base Salary as of 12/1/2012 ($)	Base Salary as of 2/1/2013 ($)		Percent Increase from 12/1/2012 to 2/1/2013 (%)
James J. Owens	750,000	862,500		15.0%
James R. Giertz	495,000	513,494	[1]	3.74%
Traci L. Jensen[2]	345,000	420,000		21.74%
Patrick J. Trippel	412,000	420,000		1.94%
Steven Kenny[3]	409,232	437,879		7.0%

(1)	Mr. Giertz received a promotion effective July 9, 2013. In conjunction with this promotion he received a base salary increase of 5.16% to $540,000.

(2)	Ms. Jensen received a merit increase and a promotion effective February 1, 2013.

(3)	Non U.S.-based compensation paid to Mr. Kenny is denominated in British Pound Sterling and has been converted to U.S. dollars at the same exchange rate used for financial reporting purposes. Mr. Kenny’s base salary as of December 1, 2012 differs from the base salary reported for fiscal year 2013 reported in last year’s proxy statement due to different exchange rates used for financial reporting purposes in fiscal 2012 and fiscal 2013.

Analysis of Fiscal 2013 Base Salaries. In January 2013, the Compensation Committee reviewed Mr. Owens’ base salary, short-term incentive target and long-term incentive target amount. The review included the following market data: Mercer 2012 U.S. Executive Benchmark Database (All Industries Median Annual Revenues of $1.7 billion and Manufacturing Industry Median Annual Revenues of $1.9 billion); Towers Watson 2011/2012 Top Management Report (All Industries For Profit Organizations Only $1-2.5 billion and Chemical Industry $1-2.5 billion); and Hewitt 2011 US AON Hewitt TCM Executive Total Compensation (All industries, companies with revenues $1-2.5 billion). The Compensation Committee also reviewed market data relating to our peer group, including both the entire peer group and a subset of the peer group of companies with revenues up to $3 billion.

For fiscal 2013, Mr. Owens received a 15% merit increase for performance and to better align his salary to market effective February 1, 2013. Previously, Mr. Owens was in the second quartile of the salary range for the CEO. Subsequently, Mr. Owens is in the third quartile of the salary range. The 15% increase was granted in recognition of his superior performance over the prior period, including the successful implementation of the Forbo Industrial Adhesives business acquisition and overall solid financial performance for 2012. Based on his performance and experience, it was determined that Mr. Owens should be above the midpoint of the salary range for the CEO.

Mr. Giertz’s fiscal 2013 base salary was in the fourth quartile of his salary range. His salary has historically been higher than the midpoint in this salary range to reflect Mr. Giertz’s extensive experience in both finance (as a CFO) and in operations with prior employers, where he held key leadership positions in several companies. For fiscal 2013, Mr. Giertz received a merit increase of 3.74% effective February 1, 2013. As noted above, Mr. Giertz received a promotion to Executive Vice President, Chief Financial Officer. Due to his high level of performance and the position of his salary relative to market data, he received a corresponding base salary increase of 5.16% effective July 9, 2013, and he remains in the fourth quartile of his new salary range. Ms. Jensen received a combined promotion and merit increase of 21.74% effective February 1, 2013. Ms. Jensen’s job scope expanded to include the Americas region, in addition to North America. Ms. Jensen’s position was evaluated and the market information supported an increase in job grade for her position. In addition, Ms. Jensen’s job performance supported the promotion due to strong financial results in the Americas region and successful integration of the Forbo Industrial Adhesives business in North America. Ms. Jensen’s fiscal 2013 base salary was in the second quartile of her salary range. Mr. Trippel’s base salary was in the second quartile of his salary range. Mr. Trippel received a merit increase for fiscal 2013 of 1.94%. Mr. Kenny received a merit increase of 7.0% in recognition of the success of integration and transformation projects in the EIMEA region related to the acquisition of the Forbo Industrial Adhesives business. Mr. Kenny’s fiscal 2013 base salary was slightly over the midpoint of his salary range.

For fiscal 2013, all merit increases for the NEOs (except for Mr. Owens – see narrative above) fell within the Company’s general merit increase guidelines for our general employee population. Ms. Jensen’s overall increase is higher than the general guidelines due to a promotion in addition to a merit increase.

Fiscal 2013 Short-Term Incentive Compensation

In General. Each year, the Compensation Committee establishes the annual cash incentive target opportunities as a percentage of base salary. Under the short-term incentive plan, the Compensation

Committee may also consider extraordinary circumstances that may positively or negatively impact the achievement of the total Company performance objectives.

For fiscal 2013, based on a review of market data for the Company’s U.S.-based Senior Vice President positions, the Compensation Committee increased the target value of short-term incentive from 56% to 65%. With regard to the metrics for the CEO’s short-term incentive for fiscal 2013, the Compensation Committee decided to revert back to the same three metrics used prior to fiscal 2012: EPS, operating income and organic revenue. In fiscal year 2012, EBITDA was used as a metric instead of operating income (for the CEO only) due to the Forbo Industrial Adhesives business acquisition and the accompanying difficulty in establishing metric targets within the first 90 days of the performance period.

For fiscal 2013, based on market data, the annual cash incentive target opportunity for our executive officers ranged from 50% to 100% of base salary at a target level of performance. Potential payouts ranged from 0% to 200% of the target award based on attainment of operating unit and/or Company predetermined financial goals. The threshold level for the annual cash incentive was set at 80% of each financial target goal, except the organic revenue metric had a threshold amount of 90%. At these levels, the annual cash incentive would pay out at 50% of the target incentive. Higher payouts are possible if performance is above threshold levels.

The Compensation Committee, in its discretion, has the right at any time to enhance, diminish or terminate all or any portion of any compensation plan or program, on a collective or individual basis for the NEOs.

All performance measures for the NEOs, and the percentage of short-term incentive compensation based on these measures as established by the Compensation Committee, are set forth in the table below:

Performance Measure	CEO	CFO and Other Corporate Positions[1]	Regional Operating Unit[2]
EPS[3]	30%	30%	30%
Company Organic Revenue[4]	30%	30%
Company Operating Income[5]	40%	40%
Region or Business Organic Revenue			30%
Region or Business Operating Income			40%

(1)	Includes Mr. Giertz and Mr. Trippel.

(2)	Includes Mr. Kenny and Ms. Jensen.

(3)	EPS is defined as net income divided by weighted average common stock shares outstanding (diluted).

(4)	Organic revenue is defined as revenue, excluding the effects of changes due to foreign currency exchange rates and acquisitions/divestitures.

(5)	Operating income (“OI”) is defined as gross profit less selling, general and administrative expenses.

Analysis of Fiscal 2013 Short-Term Incentive Awards. The financial performance measures approved by the Compensation Committee in early fiscal 2013 were selected because management believed they were the most representative measurements of our financial results and were key financial measures that linked to our long-term strategic plan. In establishing these goals for fiscal year

2013, we considered our prior year results, economic conditions, expected business opportunities and the synergies we expected to realize due to our business integration project related to the acquisition of the Forbo Industrial Adhesives business in fiscal year 2012. The specific performance goals for the target level are considered to be challenging but achievable. The following chart shows the percentage increase in fiscal year 2013 performance targets over fiscal year 2012 actual results for each measure used to determine the short-term incentive bonuses:

Performance Measure	FY 2013 Target to FY 2012 Actual Increase [1]
EPS	14.55%
Company Organic Revenue	12.24%
Company Operating Income	22.71%
EIMEA Region Organic Revenue	15.45%
EIMEA Region Operating Income	71.42%[2]
Americas Adhesives Region Organic Revenue	9.93%
Americas Adhesives Region Operating Income	7.51%

(1)	Fiscal 2012 actual results include three quarters of results from the acquisition of the Forbo Industrial Adhesives business. For fiscal 2013, four quarters of results from the acquired business are included.

(2)	The large year over year increase in EIMEA Region Operating Income is mainly due to the expected savings from the transformation project and the additional quarter of income from the acquisition of the Forbo Industrial Adhesives business over fiscal 2012.

For fiscal 2013, the financial performance measures for both the target and the actual performance were as set forth below. Amounts shown in the table below may differ from reported results due to adjustments which are allowed under the short-term incentive plan as set forth in footnote 1 in the table below.

Performance Measure ($ amounts in thousands as noted, except EPS)	CEO, CFO and Other Corporate Positions	Regional Operating Unit
EPS
Target	$2.52	$2.52
Actual[1]	$2.55	$2.55
Company Organic Revenue
Target	$2,117,090
Actual[1]	$2,029,261
Company Operating Income
Target	$199,411
Actual[1]	$195,250
EIMEA Region Organic Revenue
Target		$808,751	[2]
Actual[1]		$754,333	[2]
EIMEA Region Operating Income
Target		$61,438	[2]
Actual[1]		$51,538	[2]
Americas Adhesives Region Organic Revenue
Target		$921,843
Actual[1]		$889,226
Americas Adhesives Region Operating Income
Target		$120,837
Actual[1]		$125,856

(1)	Actual results differ from reported results due to adjustments or exclusions which are allowed under our short-term incentive plan, including but not limited to, (a) individual legal settlements (payments or receipts) with a value (net of insurance) of $3 million or greater will not be included in metric calculations, (b) unbudgeted reorganization or restructuring related items which cannot be offset by related benefits in the fiscal year will not be included in metric calculations, (c) unbudgeted acquisitions and divestitures are excluded from all actual and target metric calculations, as applicable, and (d) any unbudgeted asset write-downs in excess of $2 million will not be included in metric calculations.

(2)	The amounts in U.S. dollars have been converted from Euros at the same exchange rate used for financial reporting purposes as follows (€ amounts in thousands): (a) Region Organic Revenue Target: €595,079, (b) Region Organic Revenue Actual: €555,038, (c) Region Operating Income Target: €45,206, and (d) Region Operating Income Actual: €37,922. The Company does not calculate these target and actual numbers in U.S. dollars in determining whether the metric has been met. Local currency is used for these calculations.

The short-term incentive target and actual payment as a percent of base salary for fiscal 2013 for each of our NEOs is set forth in the table below:

Named Executive Officer	Target Payment as a % of Base Salary	Actual Payment as a % of Fiscal Year Base Salary	Actual Payment ($)[1]
James J. Owens	100%	92.88%	783,682
James R. Giertz	65/70%[2]	62.41%	305,457
Traci L. Jensen	48/65%[2]	62.30%	253,716
Patrick J. Trippel	56%	52.01%	217,762
Steven Kenny	50%	37.49%	162,379	[3]

(1)	The actual total payment that was made for the fiscal year is also found in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” in this Proxy Statement. The short-term incentive award payment opportunity at each level of performance for our NEOs for fiscal 2013 is shown in the “Grants of Plan-Based Awards During Fiscal Year 2013” table in this Proxy Statement.

(2)	Mr. Giertz’s short-term incentive target increased from 65% of base salary to 70% of base salary effective July 9, 2013 in conjunction with a promotion he received. Ms. Jensen’s short-term incentive target increased from 48% of base salary to 65% of base salary effective February 1, 2013 in conjunction with a promotion she received.

(3)	Non U.S.-based compensation paid to Mr. Kenny is denominated in British Pounds Sterling and has been converted to U.S. dollars at the same exchange rate used for financial reporting purposes.

Fiscal 2013 Long-Term Incentive Compensation

In General. The fiscal 2013 long-term incentive plan design called for grants with a mix of 50% nonqualified stock options and 50% restricted stock/restricted stock units based on the grant value.

Stock Options. The standard nonqualified stock options typically vest in three equal installments on each anniversary date of the grant date, which enhances retention. Vested stock options provide a benefit to an executive officer only if the market value of the stock increases over the term of the option and if the executive officer remains employed at H.B. Fuller. Stock options are granted for a 10 year term. Stock options are granted at their fair market value on the date of grant.

Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock unit grants typically vest in three equal annual installments from the grant date, which enhances retention. Restricted stock and restricted stock unit awards provide a benefit to an employee only if the employee remains employed until the award vests. Dividends are accrued on both restricted stock and restricted stock units during the period prior to vesting and are subject to the same vesting requirements, with payment in the form of additional shares once vesting has occurred. Only restricted stock has voting rights during the period prior to vesting. In addition, if the market value of the stock increases over the grant date price of the award, the employee further benefits from that appreciation in value. For our CEO, recent annual restricted stock grants include a performance goal which must be achieved or the restricted stock will not vest and all rights will be forfeited.

The value of an individual’s target award is established to generally reflect competitiveness at the market median/50th percentile for the applicable position and grade level. The CEO recommends to the Compensation Committee the number of stock options, restricted stock and/or restricted stock units to be granted to each executive officer. The Compensation Committee retains full authority to accept, modify or reject these recommendations and to increase or decrease the value of the award. The Compensation Committee also reviews total Company performance and the CEO’s individual performance to determine the award for the CEO. The number of options is determined based on a Black-Scholes valuation, and a 30-day stock price average is applied. To determine the number of restricted stock/restricted stock units to be awarded, a 30-day stock price average is applied.

The Compensation Committee reviews and approves long-term incentives for our CEO and the other executive officers in January of each year. This long-term incentive grant date in January aligns with the annual individual performance review process and allows the grants to occur during the open trading period (after our fiscal year end annual earnings release) for H.B. Fuller stock as provided under Company policy. The grants of stock options are made with an exercise price determined as of the close of trading on the applicable grant day. We do not allow backdating of options, nor do we have a program, plan or practice to time stock option grants to executive officers in coordination with the release of material non-public information.

The target values for each named executive officer’s long-term incentive award are set forth in the table below. It is the general practice of the Compensation Committee to make awards to executive officers in a range of 80% to 120% of the target value below. In January 2013, the Compensation Committee decided to increase the target value of the long-term incentive from 200% to 250% of base salary for the CEO position only based on the market assessment for this position.

Named Executive Officer	Target Value of Long-Term Incentive for FY 2013 ($)
James J. Owens	2,156,250
James R. Giertz	500,000
Traci L. Jensen	500,000
Patrick J. Trippel	500,000
Steven Kenny	500,000

Analysis of Fiscal 2013 Long-Term Incentive Awards. The January 2013 grant of restricted stock to Mr. Owens contains a requirement that the restricted stock will vest in three equal installments on January 24, 2014, January 24, 2015 and January 24, 2016 only if (1) one or more of the performance measures in the CEO’s short-term incentive plan are met at the threshold level for fiscal 2013 as determined by the Compensation Committee and (2) Mr. Owens continues to be employed by the Company on the respective vesting date. Both of these requirements were met as of January 24, 2014. Therefore, the first installment has vested, and the remaining two will vest according to the vesting schedule as long as Mr. Owens remains employed by the Company.

During fiscal year 2013, all long-term incentive awards to the NEOs fell within 100% to 120% of the target value above. Fiscal year 2013 long-term incentive awards of stock options, restricted stock and restricted stock units are set forth in the “Grants of Plan-Based Awards During Fiscal Year 2013” table in this Proxy Statement.

Fiscal 2013 Retention Award for CEO

Effective on January 24, 2013, the Compensation Committee granted Mr. Owens an additional long term award of restricted stock of three times his base salary, which will vest 50% on January 24, 2016 and the remaining 50% will vest on January 24, 2017 only if (1) one or more of the performance measures in the CEO’s short-term incentive plan are met at the threshold level for fiscal 2013 as determined by the Compensation Committee and (2) Mr. Owens continues to be employed by the Company on the respective vesting date. The Committee decided to grant this award due to the below considerations.

•	Since his promotion in November of 2010, Mr. Owens has exhibited strong performance in his role as Chief Executive Officer at the Company.

•	At the same time, Total Shareholder Return (“TSR”) has been strong under Mr. Owens’ leadership.

•

The Company has exhibited strong financial performance. The Company has also successfully executed on strategic initiatives including the acquisition and integration of the Forbo Industrial Adhesives business.

•	Additionally, Mr. Owens has initiated a global strategy focused on sustained profitable growth.

•	The Compensation Committee decided to take steps to ensure Mr. Owens’ continued leadership and to recognize his superior performance with a one-time equity-based retention award.

One or more of the performance measures in the CEO’s short-term incentive plan was met at the threshold level for fiscal 2013 as determined by the Compensation Committee. Therefore, the restricted stock award will vest on the dates set forth above as long as Mr. Owens continues to be employed by the Company on the respective vesting dates.

Other Executive Benefits and Perquisites

In General.

We provide the following perquisites and benefits to our executive officers who are based in the United States or who are U.S. expatriates:

Perquisites and Benefits	Description
Defined Contribution Restoration Plan

•     Defined contribution restoration plan, non-qualified retirement plan:

➢        3% non-elective (retirement) contribution restoration for compensation in excess of IRS limits for eligible U.S. employees hired after December 31, 2006 and for all eligible U.S. employees hired before December 31, 2006, beginning June 1, 2011,,

Perquisites and Benefits	Description
➢ 4% 401(k) match restoration for compensation match in excess of IRS limits, and ➢ Additional credit equal to 7% of earnings.

Key Employee Deferred Compensation Plan

•   Allows deferral of a portion of annual base salary and/or any annual incentive payment. If an executive defers a portion of his or her salary or incentive payment into the Company stock account, the Company credits units of Common Stock and matches 10% of the amount credited with units of Common Stock. None of the NEOs participated in this plan during fiscal year 2013.

Auto Allowance	• Monthly allowance.

Financial Counseling	• Up to $7,500 annually in financial planning and tax preparation.

Executive Health Exams	• Annual health exam expenses, including related travel.

Excess Liability Insurance

•   Group personal excess liability insurance policy provides individual coverage up to $5,000,000. The Company pays the policy premium and the premium is included in the named executive officer’s income and is grossed up to pay the tax withholding.

Relocation Expense	• Assistance with relocation, sale and purchase of home, temporary living assistance, and movement of property, including a tax gross up for certain assistance that is taxable.

Of the perquisites and benefits set forth above, only the financial counseling, auto allowance, executive health exam and the excess liability insurance are provided to Mr. Kenny, who is not based in the United States and is not an expatriate. Other benefits provided to Mr. Kenny include:

Perquisites and Benefits	Description
Retirement Plan

•   For Mr. Kenny, who is based in England, our stakeholder pension plan is a defined contribution plan. Eligibility for the stakeholder pension plan is immediate upon hire. The contribution consists of a 4% non-elective credit and a matching credit on a 1 to 1 basis for the first 4% of employee contributions. Benefit payout is based on the employee decision. The employee may choose between an annuity of the retirement

Perquisites and Benefits	Description
saving or a partial lump sum and annuity pay-out at retirement at age of 55 or later. Employees who leave the company before retirement age can choose to leave their account where it is or to transfer the value of their account to another personal or stakeholder plan.

Analysis of Fiscal 2013 Executive Benefits and Perquisites. We provide perquisites to our executive officers to generally reflect competitiveness at the market median/50th percentile. The Company provides supplemental executive retirement benefits under the defined contribution restoration plan for our executive officers covered under U.S. plans to complement the benefits provided through H.B. Fuller’s broad-based retirement plans.

In conjunction with the annual review of executive officer total compensation, the Compensation Committee reviews executive officer benefits and perquisites for market prevalence. In fiscal 2013, the Compensation Committee reviewed market data on the prevalence of the following benefits and perquisites: the Key Employee Deferred Compensation Plan, auto allowance, executive health programs, financial counseling, supplemental executive retirement benefits (other than restoration) and Defined Contribution Restoration Plan. The survey data used to review the market prevalence of all of these benefits was provided by the 2012 Aon Hewitt TCM Compensation Policies and Programs survey (509 participating companies). No changes were made as a result of the Compensation Committee’s review of these perquisite and benefit programs because of the general market prevalence of these programs. These programs will be reviewed again in fiscal 2014.

This survey data did not cover the prevalence of personal excess liability insurance coverage and relocation programs. No changes were made to these programs.

All perquisites paid to our NEOs are disclosed in the “Summary Compensation Table” under the “Other Compensation” column and the footnotes thereto.

Severance, Change-in-Control and other Employment-Related Agreements

In General. H.B. Fuller does not have employment agreements with any of the NEOs that provide for a specified term of employment. The Company does have an employment agreement with Mr. Kenny as discussed below. The Company also has change-in-control agreements discussed under the heading “Change-in-Control Agreements” and executive severance agreements discussed under the heading “Severance”.

Severance. The executive severance agreements provide for payment of the following severance benefits if the eligible executive officer’s employment is terminated involuntarily by the Company without cause (as defined in the agreement) or voluntarily by the executive officer for good reason (as defined in the agreement):

•	Severance pay equal to one times (two times for the CEO) base salary plus target annual bonus, payable over the 12 months (24 months for the CEO) following termination;

•	Continued group medical and dental insurance over 12 months (18 months for the CEO); and

•	Outplacement services with a value of up to $20,000.

Except as indicated above with respect to the CEO, the same form of agreement was provided to all NEOs other than for Mr. Kenny. The severance agreement with Mr. Kenny provides for a reduction in any severance pay due to him for any severance pay required by local law.

Change-in-Control Agreements. All NEOs have entered into change-in-control agreements with H.B. Fuller. The agreements are a critical and effective tool to attract and retain executives, especially during times of uncertainty. These agreements provide for payments under certain circumstances following a change-in-control of the Company. The Compensation Committee believes that one of the purposes of providing change-in-control agreements is to provide financial security to the executive officer in the event the executive officer’s employment is terminated in connection with a change-in-control. The agreement is intended to ensure the executive officer remains focused on activities related to a change-in-control that could be in the best interest of the Company and its shareholders, and that the executive officer is not distracted by compensation implications as a result of a change-in-control. The Compensation Committee also believes that change-in-control agreements assist in the retention of executive officers at a time when their departure might be detrimental to the Company and shareholders.

The change-in-control agreements contain a “double trigger” for receipt of change-in-control payments. This means that there must be a change in control of the Company and a termination of employment (or a material change to employment) for the provisions to apply and benefits to be paid. The Compensation Committee believes that a “double trigger” is more appropriate than a “single trigger”, because a double-trigger prevents the unnecessary payment of benefits to an executive officer in the event that the change in control does not result in the executive officer’s termination of employment or a material change in the terms of the executive officer’s employment (such as demotion, pay cut or relocation).

Our change-in-control arrangements have been structured to ensure that executives receive the full intended benefits of these arrangements in the event that a transaction should take place, particularly when their short tenure creates an imbalance between intended benefit and potential tax liability. Our approach has been to provide our executives with arrangements that include a modified tax gross-up. These arrangements eliminate de minimis or inefficient gross up payments, only providing tax gross up in cases of significant imbalance. The Compensation Committee reviews all change-in-control packages periodically to ensure their continued effectiveness.

An explanation of any payments to be made under the change-in-control agreements is found under the heading “Involuntary (Not for Cause) Termination or Good Reason Termination after a Change-in-Control” in the section of this Proxy Statement titled “Potential Payments Made Upon Termination or Change-In-Control”.

Other. The Company has an employment agreement with Mr. Kenny, because employment agreements are customary in England where Mr. Kenny is based. The agreement with Mr. Kenny sets forth his salary, job functions and benefits, and contains intellectual property ownership rights, termination, non-competition and confidentiality provisions. The agreement does not provide for any minimum term of employment. See the section titled “Potential Payments made upon Termination or Change-in-Control” later in this Proxy Statement for contractual payments that the Company may owe Mr. Kenny under his employment agreement.

Stock Ownership

We believe that ownership of H.B. Fuller Common Stock by executive officers encourages long-term, strategic decision making that helps to reduce undue short-term risk-taking and is aligned with the best interests of H.B. Fuller’s constituents. Goals for recommended levels of executive stock ownership were established in 2003 and are reviewed annually by the Compensation Committee. An executive officer’s stock ownership goal (which includes directly held H.B. Fuller stock, H.B. Fuller stock held in the H.B. Fuller Company 401(k) & Retirement Plan, restricted stock, restricted stock units and stock units held in the Key Employee Deferred Compensation Plan) ranges in dollar amount from one to five times the executive officer’s annual base salary.

The guideline for the CEO is ownership of at least five times his base salary in H.B. Fuller Common Stock, and the guideline for other NEOs is ownership of at least three times their base salaries, depending on job grade. The guideline provides that an executive should strive to reach the applicable stock ownership goal within five years of appointment to their position. The guideline for Mr. Giertz, Mr. Trippel, Mr. Kenny and Ms. Jensen is ownership of at least three times their base salary in H.B. Fuller Common Stock. The review was based on job grades and stock values in effect as of June 30, 2013. At that point in time, only Mr. Giertz had been in his position for more than five years. Mr. Owens, Mr. Giertz and Mr. Kenny have met the applicable stock ownership goal. Mr. Trippel and Ms. Jensen are continuing to make progress on meeting their stock ownership goals.

If after five years in his or her position, a named executive officer has not met his/her stock ownership goal, the named executive officer must retain 100% of all after-tax profit shares from any exercise, vesting or payout of equity awards until the stock ownership guideline is met, unless a hardship exception is granted.

Named Executive Officer	Stock Ownership Guideline as of June 30, 2013	2013 % of Target as of June 30, 2013	Years at Grade/Target as of June 30, 2013
James J. Owens	5 times base salary	>100%	2
James R. Giertz	3 times base salary	>100%	5
Traci L. Jensen	3 times base salary	70%	<1
Patrick J. Trippel	3 times base salary	90%	2
Steven Kenny	3 times base salary	>100%	3

Tax Considerations

Under Section 162(m) of the U.S. Internal Revenue Code, we must meet specified requirements related to our performance and must obtain shareholder approval of certain compensation arrangements in order for the Company to fully deduct compensation in excess of $1,000,000 paid to a named executive officer other than the CFO. The Annual and Long-Term Incentive Plan (“ALTIP”) was approved by shareholders in 2008 and includes specific performance criteria established by the Compensation Committee; therefore, annual incentive awards granted under the ALTIP are deemed to meet the requirements of Section 162(m). In addition, at the annual meeting for fiscal 2013, the shareholders approved the H.B. Fuller Company 2013 Master Incentive Plan (2013 Master Incentive Plan) which also includes specific performance criteria established by the Compensation Committee; therefore, annual incentive awards granted in the future under the 2013 Master Incentive Plan will be deemed to meet the requirements of Section 162(m). The Committee believes that compensation paid pursuant to the ALTIP and the 2013 Master Incentive plan (for future years) will be deductible. Additionally, cash compensation voluntarily deferred by our executive officers under our Key Employee Deferred Compensation Plan is not subject to the Section 162(m) cap until the year paid.

The Compensation Committee intends to continue its practice of paying competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of H.B. Fuller and our shareholders. The Compensation Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of H.B. Fuller and our shareholders. In fiscal 2013, the compensation subject to Section 162(m) did not exceed the $1,000,000 cap for any of our NEOs.

Various programs, including our benefit plans that provide for deferrals of compensation are subject to Section 409A of the Internal Revenue Code. We have reviewed such plans for compliance with Section 409A and believe that they are in compliance.

Actions for Fiscal 2014

In fiscal 2013, the Compensation Committee reviewed its practice of granting restricted stock and restricted stock units. During fiscal 2013 and prior years, the Company has, in general, granted restricted stock to U.S. based employees and restricted stock units to non U.S. participants, U.S. retirement-eligible participants and to U.S. based expatriates. Based upon market data presented by our compensation consultant that shows a shift in market practice toward the granting of restricted stock units, the Compensation Committee decided to generally move from a mix of restricted stock and restricted unit grants to the use of restricted stock units for all participants beginning in fiscal 2014.

Total Compensation for Named Executive Officers

We believe that the policies and programs described in the Compensation Discussion and Analysis maintain an appropriate balance between motivating achievement of short-term goals and strategically leading H.B. Fuller in a direction to provide long-term success, and therefore serve the interests of H.B. Fuller and its shareholders.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with H.B. Fuller management the Compensation Discussion and Analysis. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Annual Report on Form 10-K for the year ended November 30, 2013.

Compensation Committee of the Board of Directors of H.B. Fuller Company *

R. William Van Sant, Chair	Thomas W. Handley
Maria Teresa Hilado	Lee R. Mitau
Dante C. Parrini	Ann W.H. Simonds
John C. van Roden, Jr.

*	Juliana L. Chugg served on the Board of Directors during fiscal year 2013 until her resignation from the Board of Directors on January 24, 2013.

SUMMARY COMPENSATION TABLE

The following table shows the cash and non-cash compensation for the last three fiscal years awarded to or earned by individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal year 2013 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2013.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)[1,2]	Stock Awards ($)[3]	Option Awards ($)[4]	Non-Equity Incentive Plan Compen- sation ($)[1,5]	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)[6]	All Other Compen- sation ($)[7]	Total ($)
James J. Owens	2013	839,135	—	4,150,348	1,220,461	783,682	—	348,306	7,341,932
President and	2012	740,000	250,000	893,805	889,090	854,371	841	335,881	3,963,988
Chief Executive Officer	2011	641,747	—	608,317	604,861	634,510	—	301,105	2,790,540

James R. Giertz	2013	519,236	—	339,636	339,609	305,457	—	173,796	1,677,734
Exec. Vice President &	2012	490,473	—	327,736	325,995	317,149	880	162,736	1,624,969
Chief Financial Officer	2011	486,123	—	264,612	265,385	279,488	—	162,233	1,457,841

Traci L. Jensen[8]	2013	404,423	—	283,030	283,000	253,716	—	113,298	1,337,467
Sr. Vice President,
Americas Adhesives

Patrick J. Trippel	2013	426,250	—	283,030	283,000	217,762	—	125,696	1,335,738
Sr. Vice President,	2012	419,356	125,000	297,916	296,359	251,517	—	108,374	1,498,522
Market Development	2011	246,154	125,000	313,669	308,032	98,887	—	41,313	1,133,055

Steven Kenny	2013	433,104	—	283,030	283,000	162,379	—	69,670	1,231,183
Sr. Vice President, Europe	2012	395,707	—	297,916	296,359	217,569	—	65,418	1,272,969
India, Middle East & Africa	2011	371,981	—	264,612	265,384	155,087	—	60,528	1,117,592

(1)	Includes cash compensation deferred at the election of the executive under the H.B. Fuller Company 401(k) & Retirement Plan. For Mr. Kenny only, includes cash compensation deferred at his election into the H.B. Fuller Stakeholder Pension Plan. For accounting and payroll purposes, fiscal year 2011 contained 53 weeks and fiscal years 2012 and 2013 contained 52 weeks.

(2)	We award bonuses under our short-term incentive plan based on our achievement of certain performance targets as discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement. Accordingly, bonus amounts under the short-term incentive plans are shown in the Non-Equity Incentive Plan Compensation column of this table. The amounts shown in this column for Mr. Owens represent retention bonuses received and the amounts shown for Mr. Trippel represent a hiring and retention bonus.

(3)	The amounts in this column represent the grant date fair value of time-based and performance-based restricted stock awards made in fiscal 2013, 2012 and 2011 calculated in accordance with FASB ASC Topic 718 based on the closing price of our Common Stock on the date of grant. For fiscal 2012 and 2011, the grants for Mr. Owens also represent the grant date fair value of the respective performance-based restricted stock awards which vested pursuant to the terms of each award. For fiscal 2013, the amount for Mr. Owens includes: a) the grant date fair value of the respective performance-based restricted stock award which vested pursuant to the terms of the award in the amount of $1,220,674, and b) the grant date fair value of the special performance-based restricted stock award which vested pursuant to the terms of the award in the amount of $2,929,674. Mr. Owens must be employed by the Company on the applicable vesting dates in order to receive these awards. For more information on these performance-based restricted stock awards, please see the section titled “Fiscal 2013 Retention Award for CEO” in the “Compensation Discussion & Analysis” section of this Proxy Statement.

(4)	The amounts in this column represent the grant date fair values of stock option awards. In accordance with FASB ASC Topic 718, the grant date fair value of these awards has been determined using the Black-Scholes method and based on the assumptions set forth in Note 3 to the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2013, except that the assumption related to forfeitures is not included in the calculations for these purposes.

(5)	As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the amounts in this column represent cash bonuses paid out under our short-term incentive plan.

(6)	Amounts reported in this column for Mr. Owens and Mr. Giertz include the amount of interest accrued during the applicable fiscal year on the officer’s account in the Defined Contribution Restoration Plan that exceeded 120% of the applicable federal long-term rate. In fiscal 2013 and 2011, no named executive officers had any interest accrued that exceeded 120% of the applicable federal long term rate.

(7)	The table below shows the components of this column for fiscal 2013, which include Company matching contributions to H.B. Fuller’s defined contribution plans, dividends on restricted stock, charitable contribution matches and donations and perquisites paid by the Company for the benefit of the executive officer. The amounts represent the amount paid by, or the incremental cost to, the Company.

All Other Compensation — Fiscal Year 2013

Name	Defined Contribution Plan Company Match & Contributions ($)	Defined Contribution Restoration Plan Contributions ($)	Dividends on Unvested Restricted Stock ($)	Charitable Matching Contributions and Donations ($)[a]	All other ($)[b]	Perquisites (see table below) ($)	Total ($)
James J. Owens	17,821	219,876	52,656	10,000	—	47,953	348,306
James R. Giertz	17,821	99,515	7,931	26,000	—	22,529	173,796
Traci L. Jensen	17,821	67,959	5,051	—	150	22,317	113,298
Patrick J. Trippel	17,821	76,002	8,399	—	—	23,474	125,696
Steven Kenny	34,648	—	7,107	—	—	27,915	69,670

(a)	Amounts in this column represent matching contributions by the Company under a broad based plan for all U.S. employees to match charitable contributions between $50 and $1,000 made to qualifying 501(c)(3) nonprofit organizations. Also includes amounts under the Company’s Executive Board Support program under which key managers (including all the NEOs in this Proxy Statement) are eligible to direct H.B. Fuller Company Foundation charitable contributions to qualifying 501(c)(3) nonprofits organizations where they are serving as board members.

(b)	Amount in this column relates to a wellness program covering U.S. benefits-eligible employees in which they can earn incentives by participating in specific activities designed to promote a healthy lifestyle.

Perquisites - Fiscal Year 2013

Name	Auto Allowance ($)	Personal Excess Liability Insurance ($) [a]	Health Exam ($)	Financial Counseling ($)	Transfer Allowance and Relocation Expenses ($)[b]	Total Perquisites ($)
James J. Owens	18,000	1,508	2,299	2,750	23,396	47,953
James R. Giertz	14,400	1,508	2,821	3,800	—	22,529
Traci L. Jensen	14,400	1,508	3,359	3,050	—	22,317
Patrick J. Trippel	14,400	1,574	—	7,500	—	23,474
Steven Kenny	17,679	824	—	9,412	—	27,915

(a)	Includes premiums paid on a tax-protected basis on personal excess liability insurance of $824 and a related tax gross-up of $684 for Mr. Owens, Mr. Giertz and Ms. Jensen. The related tax gross up for Mr. Trippel was $750. The amount for Mr. Kenny does not include a related tax gross-up.

(b)	Includes (i) $10,000 transfer allowance related to Mr. Owens move to Minnesota in fiscal 2012, but not paid until fiscal 2013, and (ii) $7,676 for relocation-related expenses and a related tax gross up of $5,720.

(8)	Ms. Jensen was not a named executive officer in fiscal 2012 or 2011. Therefore, the compensation information is only provided for fiscal year 2013.

Grants of Plan-Based Awards During Fiscal 2013

The following table summarizes the grants of plan-based awards in fiscal year 2013 for each of the named executive officers in the Summary Compensation Table.

Name and Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) [2]	All Other Option Awards: Number of Securities Underlying Options (#)[3]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)[4]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
James J. Owens
Short-Term Incentive		421,875	843,750	1,687,500
Long Term Retention Award	1/24/2013					73,907	[5]					2,929,674
LTI Award	1/24/2013					30,794	[6]					1,220,674
LTI Award	1/24/2013									80,697	39.64	1,220,461

James R. Giertz
Short-Term Incentive		175,131	350,261	700,523
LTI Award	1/24/2013								8,568			339,636
LTI Award	1/24/2013									22,455	39.64	339,609

Traci L. Jensen
Short-Term Incentive		127,378	223,378	509,513
LTI Award	1/24/2013								7,140			283,030
LTI Award	1/24/2013									18,712	39.64	283,000

Patrick J. Trippel
Short-Term Incentive		117,227	234,453	468,907
LTI Award	1/24/2013								7,140			283,030
LTI Award	1/24/2013									18,712	39.64	283,000

Steven Kenny
Short-Term Incentive		102,885	205,769	411,538
LTI Award	1/24/2013								7,140			283,030
LTI Award	1/24/2013									18,712	39.64	283,000

(1)	The amounts shown in these columns represent the bonus opportunity under our short-term incentive plan for fiscal 2013 performance discussed under “Fiscal 2013 Short-Term Incentive Compensation” in this Proxy Statement. The actual amount paid out in January 2014 under the short-term incentive plan is set forth in the Summary Compensation Table. For Mr. Kenny, this amount is typically reported in Euros and has been translated into U.S. Dollars at the same amount used for financial reporting purposes.

(2)	The restricted stock and restricted stock unit (for Mr. Kenny only) awards were granted under the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan. The restricted stock and restricted stock units grants vest in three annual installments beginning on the first anniversary date of the grant. Under the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan, dividends on restricted stock and restricted stock units are accrued by H.B. Fuller at the same rate as payable to all H.B. Fuller shareholders and are paid if and when the restricted stock or restricted stock units vests. The restricted stock and restricted stock units become immediately vested in the event of death, disability and change-in-control. The value of accrued dividends is included in the Summary Compensation Table in the “All Other Compensation” column.

(3)	These options are granted under the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan and become exercisable at the rate of one-third each year beginning on the first anniversary of the grant date, and expire 10 years from the grant date. These options become immediately exercisable upon retirement (age 55 and 10 years of service), death, disability or change-in-control.

(4)	The fair value of the restricted stock awards is calculated by multiplying the number of shares of restricted stock by the closing price of our Common Stock on the date of grant. The Black-Scholes option pricing method was used to estimate the grant date fair value of the options in this column. The assumptions used to develop the grant date valuations for the options are as follows: options granted on January 24, 2013 were - risk free rate of return of .7288%, dividend rate of .8577%, volatility rate of 48.020%, quarterly reinvestment of dividends and an average term of 4.75 years. No adjustments have been made for non-transferability or risk of forfeiture. The real value of the stock options in this table will depend on the actual performance of our common stock during the applicable period and the fair market value of our common stock on the date the options are exercised.

(5)	This long-term retention award of restricted stock for Mr. Owens was granted under the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan. The amount for Mr. Owens includes 73,907 shares of performance based restricted common stock granted January 24, 2013. For more information on this performance-based restricted stock award, please see the section titled “Fiscal 2013 Retention Award for CEO” in the Compensation Discussion & Analysis section of this Proxy Statement.

(6)	The restricted stock award for Mr. Owens was granted under the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan. The terms of the award provide for vesting of the restricted stock grant in three annual installments on January 24, 2014, January 24, 2015 and January 24, 2016 only if (a) one or more of the performance measures in the CEO’s short-term incentive program measures are met at the threshold level for fiscal 2013 as determined by the Compensation Committee and (b) Mr. Owens continues to be employed by the Company on the respective vesting date. The first condition was met on January 24, 2014, and accordingly the first installment vested on that date. Under the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan, dividends on restricted stock are accrued by H.B. Fuller at the same rate as payable to all H.B. Fuller shareholders and are paid if and when the restricted stock vests. The restricted stock becomes immediately vested in the event of death, disability and change-in-control. The value of accrued dividends is included in the Summary Compensation Table in the “All Other Compensation” column.

Outstanding Equity Awards at Fiscal 2013 Year-End

The following table summarizes the outstanding equity awards as of November 30, 2013 for each of the named executive officers in the Summary Compensation Table.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]
James J. Owens	10/02/2008	7,385	—	19.03	10/02/2018
	12/04/2008	47,663	—	14.15	12/04/2018
	12/03/2009	33,275	—	20.57	12/03/2019
	1/20/2011	31,898	16,433	22.27	1/20/2021
	7/07/2011	10,393	5,355	25.19	7/07/2021
	1/26/2012	25,700	52,181	28.40	1/26/2022
	1/24/2013	—	80,697	39.64	1/24/2023
	1/20/2011					7,021	359,686
	7/07/2011					2,259	115,729
	1/26/2012					21,516	1,102,265
	1/24/2013					31,081	1,592,280
	1/24/2013					74,595	3,821,502

James R. Giertz	04/02/2008	23,971	—	20.93	04/02/2018
	12/04/2008	47,663	—	14.15	12/04/2018
	12/03/2009	31,828	—	20.57	12/03/2019
	1/20/2011	18,986	9,782	22.27	1/20/2021
	1/26/2012	9,423	19,133	28.40	1/26/2022
	1/24/2013	—	22,455	39.64	1/24/2023
	1/20/2011					4,180	214,141
	1/26/2012					7,889	404,153
	1/24/2013					8,648	443,037

Traci L. Jensen	04/14/2010	6,223	—	23.68	04/14/2020
	01/20/2011	8,354	4,304	22.27	1/20/2021
	01/26/2012	4,711	9,567	28.40	1/26/2022
	01/24/2013	—	18,712	39.64	1/24/2023
	01/20/2011					1,840	94,263
	01/26/2012					3,945	202,102
	01/24/2013					7,207	369,215

Patrick J. Trippel	4/26/2011	23,462	12,087	21.37	4/26/2021
	1/26/2012	8,566	17,394	28.40	1/26/2022
	1/24/2013	—	18,712	39.64	1/24/2023
	4/26/2011					5,174	265,064
	1/26/2012					7,172	367,422
	1/24/2013					7,207	369,215

Steven Kenny	10/01/2009	41,708	—	19.85	10/01/2019
	12/03/2009	28,935	—	20.57	12/03/2019
	10/01/2010	22,917	7,640	20.20	10/01/2020
	1/20/2011	18,986	9,782	22.27	1/20/2021
	1/26/2012	8,566	17,394	28.40	1/26/2022
	1/24/2013	—	18,712	39.64	1/24/2023
	1/20/2011					4,180	214,141
	1/26/2012					7,172	367,422
	1/24/2013					7,207	369,215

(1)

Stock options granted prior to December 3, 2009 generally vest in four equal annual installments beginning on the first anniversary of the grant date. Stock options granted on or after December 3, 2009 generally vest in three equal annual installments beginning on the first anniversary of the grant date. Options become immediately exercisable upon retirement (age 55 and 10 years of service), death, disability or change-in-control.

(2)	Restricted shares and units granted after December 4, 2008 generally vest in three equal annual installments beginning on the first anniversary of the grant date. The restricted shares and units become immediately vested in the event of death, disability and change-in-control. Grants of restricted shares to the CEO typically contain performance measures which must be met in order for the stock to vest. One or more of these performance measures has been met for each of Mr. Owens’ grants. Therefore, the restricted stock awards will vest on the applicable dates as long as Mr. Owens continues to be employed by the Company on the respective vesting dates.

(3)	The market value is based on the closing price at November 29, 2013 (the last business day of the fiscal year) of $51.23.

Option Exercises and Stock Vested—Fiscal Year 2013

The following table summarizes the number of options exercised and shares of restricted stock vested during fiscal year 2013 for each of the named executive officers in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
James J. Owens	-0-	-0-	24,311	932,900
James R. Giertz	-0-	-0-	12,523	465,449
Traci L. Jensen	12,269	289,276	5,277	203,701
Patrick J. Trippel	-0-	-0-	8,454	328,221
Steven Kenny	-0-	-0-	11,749	437,535

(1)	The value realized on the vesting of stock awards is the closing market price of a share of H.B. Fuller Common Stock on the date of vesting multiplied by the number of vested shares. H.B. Fuller withheld shares of the H.B. Fuller Common Stock from the amounts shown having a value equal to the applicable tax withholding requirement.

Nonqualified Deferred Compensation—Fiscal Year 2013

The following table summarizes information with respect to the participation of the named executive officers in our nonqualified deferred compensation plans. Mr. Kenny is not eligible to participate in our nonqualified deferred compensation plans.

Name	Plan Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)[2]	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)[3]
James J. Owens	Key Employee Deferred Compensation Plan	-0-	-0-	-0-	-0-	-0-
	Defined Contribution Restoration Plan	-0-	219,876	14,281	-0-	688,595
James R. Giertz	Key Employee Deferred Compensation Plan	-0-	-0-	-0-	-0-	-0-
	Defined Contribution Restoration Plan	-0-	99,515	11,596	-0-	474,697
Traci L. Jensen	Key Employee Deferred Compensation Plan	-0-	-0-	-0-	-0-	-0-
	Defined Contribution Restoration Plan	-0-	67,959	4,013	-0-	201,374
Patrick J. Trippel	Key Employee Deferred Compensation Plan	-0-	-0-	-0-	-0-	-0-
	Defined Contribution Restoration Plan	-0-	76,002	2,241	-0-	131,300

(1)	None of the named executive officers made contributions to the Key Employee Deferred Compensation Plan or the Defined Contribution Restoration Plan during fiscal year 2013.

(2)	The Company did not make any contributions to the Key Employee Deferred Compensation Plan relating to the named executive officers during fiscal year 2013. The Company contributions under the Defined Contribution Restoration Plan are also included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Of the totals in this column, the table below sets forth amounts that were previously reported as compensation to the relevant named executive officers in our Summary Compensation Table for previous years for the Key Employee Deferred Compensation Plan and for the Defined Contribution Restoration Plan.

Name	Plan Name	Amount previously reported as compensation to the named executive officer in our Summary Compensation Table for previous years(a) ($)
James J. Owens	Key Employee Deferred Compensation Plan Defined Contribution Restoration Plan	-0-
409,484

James R. Giertz	Key Employee Deferred Compensation Plan Defined Contribution Restoration Plan	-0-
309,115

Traci L. Jensen	Key Employee Deferred Compensation Plan Defined Contribution Restoration Plan	-0-
-0-

Patrick J. Trippel	Key Employee Deferred Compensation Plan Defined Contribution Restoration Plan	-0- 53,057

(a)	A portion of the amounts (the amount relating to fiscal year 2012 compensation) shown in this column were erroneously included in the “Amount Previously Reported as Compensation to the named executive officer in our Summary Compensation Table for previous years” column of our 2013 Proxy Statement. Therefore, the numbers in this table for fiscal year 2013 are the same as those in the 2013 Proxy Statement, which were inadvertently higher than they should have been.

Key Employee Deferred Compensation Plan. The Key Employee Deferred Compensation Plan is a nonqualified deferred compensation plan that allows deferral of salary or short-term incentive awards on a pre-tax basis. Executive officers may defer up to 80% of their base salary or up to 100% of their short-term incentive award. The plan is unfunded and does not protect the executive from insolvency of the Company.

Amounts deferred under the Key Employee Deferred Compensation Plan are credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more hypothetical investment options selected by the executive. Executive officers are allowed to change their investment elections at any time. The one year rates of return for such investments for fiscal 2013 are as follows: PIMCO VIT Total Return AC, -1.24%; PIMCO VIT Real Return AC, -8.55%; Fidelity VIP Equity-Income SC, 26.40%; T. Rowe Price Equity Income II, 28.52%; Dreyfus Stock Index IS, 29.43%; Fidelity VIP Contrafund SC, 27.78%; Oppenheimer Capital Appreciation VA Non-SS, 25.49%; Janus AS Forty SS, 26.76%; Goldman VIT MidCap Value, 32.05%; Fidelity VIP MidCap SC, 33.19%; T. Rowe Price MidCap Growth II, 33.58%; Royce Micro-Cap IC, 24.93%; Lincoln VIPT Baron Growth Opportunities SC, 37.85%; UIF US Real Estate Class I, 4.77%, Oppenheimer Global Securities VA Non-SS, 27.87%; Dreyfus VIF International Value Portfolio IS, 27.55%; Janus AS Overseas Portfolio SS, 24.51%; and H.B. Fuller Company stock, 50.6%. Participants who invest in the Company stock fund are eligible to receive a 10% match in Company stock. The value of the matching contributions received, if any, is disclosed in the Summary Compensation Table in this Proxy Statement. During fiscal year 2013, no named executive officers made contributions to this plan. In addition, the Compensation Committee may make discretionary contributions to a participant’s

Company stock account under this plan. For fiscal year 2013, no discretionary contributions were made to any of the named executive officers listed in the Summary Compensation Table. Balances in the plan reflect amounts that have accumulated over time.

Executive officers are always 100% vested in their Key Employee Deferred Compensation Plan account and are entitled to receive a distribution from their account under the following circumstances: separation from service, death, disability, age 65, date elected or unforeseeable emergency that results in severe financial hardship that is consistent with the meaning of that term under section 409A of the Internal Revenue Code. Distributions are made in either a lump sum or, if previously elected by the executive officer, up to 11 annual installments. Distributions from the Company stock account will be in the form of stock and all other amounts will be distributed in cash.

Defined Contribution Restoration Plan (“DC Restoration Plan”). The DC Restoration Plan is a non-qualified unfunded retirement plan that is intended to provide for retirement benefits above amounts available under H.B. Fuller’s tax-qualified retirement plans. Participants in this plan receive annual credits in a bookkeeping account that is hypothetical in nature. Following are the three component accounts in the plan:

•

4% restoration plan match credit on H.B. Fuller Company 401(k) & Retirement Plan employer match to restore the company matching contribution that is restricted by IRS contribution limits, providing for a benefit of 4% of eligible compensation minus matching contributions under the H.B. Fuller Company 401(k) & Retirement Plan.

•

3% “restoration non-elective” credit provides a contribution of 3% of eligible pay in excess of the IRS annual limit originally for participants who were hired after December 31, 2006. As of June 1, 2011 all eligible U.S. employees and expatriates are eligible for this credit.

•	7% credit on all eligible earnings.

Mr. Kenny does not participate in this plan. This plan applies only to U.S. named executive officers (including expatriates).

Contributions made on behalf of named executive officers under the DC Restoration Plan are disclosed in the “Summary Compensation Table” in this Proxy Statement.

Potential Payments Upon Termination or Change-in-Control

In General.

The Company has certain arrangements, policies and practices covering the named executive officers in this Proxy Statement that require it to provide compensation in the event of certain types of terminations, including certain terminations due to a change-in-control of the Company.

The information set forth below describes amounts that the Company would pay or provide to a named executive officer or his or her beneficiaries in each of the following situations: voluntary termination, involuntary for cause termination, involuntary not for cause termination or good reason termination, involuntary (not for cause) or good reason termination after a change-in control, death, disability, early retirement and retirement. The estimated amounts payable are calculated as if the termination occurred on the last business day of the fiscal year, November 29, 2013, using the closing stock price from the last business day of the fiscal year.

We have not included payments or benefits that are fully disclosed in the Nonqualified Deferred Compensation Table of this Proxy Statement, unless such payment is enhanced or its vesting or other provisions are accelerated. We have also not included information or payments related to contracts, agreements, plans or arrangements to the extent that they do not discriminate in scope, term or operation in favor of the named executive officers and that are available generally to all salaried employees. We call these benefits “general benefits” and they include:

•	Accrued Vacation Pay

•	H.B. Fuller Company 401(k) & Retirement Plan (or similar applicable plan)

•	Health and Welfare Benefits

•	Life Insurance Proceeds

Voluntary Termination and Involuntary For Cause Termination

In the event of a voluntary termination or an involuntary for cause termination as of the last business day of the fiscal year, the Company is not obligated to provide any enhanced benefits or accelerate vesting of any existing benefits of a named executive officer. Should Mr. Kenny terminate his employment with the Company, he is required to give six months’ notice of such termination.

Involuntary Not For Cause Termination or Good Reason Termination

In the event of an involuntary not for cause termination or a good reason termination as of the last business day of the fiscal year, a named executive officer’s compensation would be affected as follows:

We have a severance arrangement with each of the named executive officers. If the named executive officer’s employment with the Company is involuntarily terminated at the initiative of the Company for any reason other than cause or disability or at the initiative of the executive for good reason and such termination does not occur during the protected period of a change-in-control, then the executive officer is entitled to receive certain severance benefits. Good reason means a material reduction of the executive officer’s base salary, material diminution in the executive officer’s authority and duties, or a required change of the executive officer’s principal work location of 50 miles or more. Protected period means the 24-month period immediately following each and every change-in-control. In order to receive severance, the executive officer must sign a release of claims in favor of the Company and be in compliance with the terms of the executive severance agreement, including that the executive officer must agree not to compete with the Company or solicit customers or employees of the Company for two years after termination of employment. The severance benefit consists of the following:

•

A severance payment equal to one times (two times for the CEO) base salary plus target bonus, payable over the 12 months (24 months for the CEO) following termination. Any amount over the lesser of $460,000 or $490,000 (whichever is applicable per the individual’s agreement) or two times the executive’s annualized compensation based upon the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the date of termination occurs shall be paid out in a lump sum at the earliest of the executive’s death or six months after the date of termination.

•	The executive is entitled to medical and dental insurance over 12 months (18 months for the CEO).

•	Outplacement services with a value up to $20,000.

Benefits under the Defined Contribution Restoration Plan are not accelerated or automatically vested upon involuntary not for cause termination or good reason termination.

For Mr. Kenny, any benefits he receives pursuant to local law are offset against the severance benefits set forth above.

Involuntary (Not for Cause) Termination or Good Reason Termination after a Change-in-Control

We have entered into a change-in-control agreement with each of the named executive officers. The initial three-year term of these agreements automatically extends for an additional year on each subsequent anniversary of the agreement, unless our Board of Directors gives notice of non-renewal prior to an anniversary date. A protected period of 24 months follows each and every change-in-control of H.B. Fuller under the terms of these agreements. If during this protected period, the executive officer separates from service for any reason other than cause or disability, or the executive officer terminates his or her employment for good reason (including demotion, pay cut or certain relocations), the executive officer is entitled to receive a lump sum payment from us. The payment consists of the following:

•

The executive will receive a target short-term incentive plan payment prorated to the date of the termination without application of any denial provisions based on unsatisfactory personal performance or any other reason.

•

A severance payment equal to three times the sum of: (a) the executive’s highest base salary, on an annualized basis, established by us during the period commencing three months prior to the occurrence of the change-in-control and ending on the date of the executive’s termination of employment; plus (b) the executive’s target annual incentive in effect immediately prior to the change-in-control.

•	A payment for outplacement services of up to $25,000.

•	In addition, the executive is entitled to medical and dental benefits for a three-year period following the termination of employment.

In the event severance payments are made to the named executive officers due to a change-in-control and in the event that they are subject to an excise tax imposed by Section 280G of the Internal Revenue Code and do not exceed 330% of the executive’s base amount, we will adjust the payments and benefits. Under these circumstances, the payments and benefits will be adjusted so that the amount of the payments equals 299% of the base amount, which is the maximum amount that can be paid without imposition of an excise tax. In the event that the payments and benefits are subject to an excise tax and exceed 330% of the executive’s base amount, we have agreed to reimburse the executive for the amount of the excise tax and for any taxes imposed upon the reimbursement. This is typically called a “gross-up”. The effects of the Internal Revenue Code are unpredictable and executive officers may have very different and unexpected effects based on their own particular compensation history. Therefore, these payments are intended to place an executive officer in the same position that they would have been in had they received the payments for reasons other than a change-in-control. The payments are not meant to pay regular income tax payments for an executive officer.

We have other compensatory arrangements with our named executive officers that will be affected by a change-in-control. The DC Restoration Plan provides that if within two years after a change-in-control, we terminate a participant’s employment without cause or the participant terminates his or her employment for good reason (as defined in this plan), then zero to three years (depending on the participant’s position and pay grade) shall be added to both the participant’s age and years of credited service for purposes of determining benefits under the plan.

In addition, in the event of a change-in-control, all shares of restricted stock, all restricted stock units and any unvested stock options outstanding under our stock incentive plans immediately vest in full.

Payments upon Death or Disability

In the event of a death or disability as of the last business day of the fiscal year, a named executive officer’s compensation would be affected as follows:

•	Stock options, restricted stock and restricted stock units would vest at death and at disability.

•	Benefits under the Defined Contribution Restoration Plan would vest at death or disability.

In the event of Mr. Kenny’s death as of the last business day of the fiscal year, his beneficiaries would be eligible to receive four times his annual base salary. In the event of a disability during which Mr. Kenny would not be able to work at all, as of the last business day of the fiscal year, Mr. Kenny would be eligible to receive 75% of his base salary after a 13 week waiting period up to a maximum payment of British Pounds Sterling 200,625 per year ($328,409) on November 30, 2013. During the 13 week waiting period, the Company would pay his normal base salary, allowances and fringe benefits.

Early and Normal Retirement

As of the last business day of the fiscal year, no named executive officer was eligible for early or normal retirement.

Executive Benefit and Payments Upon Termination—Fiscal Year 2013

The following table shows potential estimated payments to the named executive officers in this Proxy Statement upon (1) involuntary (not for cause) or good reason termination, (2) involuntary (not for cause) or good reason termination after a change-in-control, and (3) death or disability. The table assumes that the termination was effective on the last business day of the fiscal year and contains estimates of amounts that would be paid to the named executive officers upon termination in addition to the base salary and short-term incentive earned by the executives during the fiscal year. Actual amounts payable to any named executive officer would only be determined after an actual event of termination.

Name	Type of Payment	Involuntary Not For Cause or Good Reason ($)	Payments upon Involuntary (Not for Cause) or Good Reason Termination after a Change-in- Control ($)	Death or Disability ($)
James. J. Owens
Short-Term Incentive Plan		-0-	862,500	-0-
Stock Options		-0-	2,741,914	2,741,914
Restricted Stock		-0-	6,992,081	6,992,081
Health and Welfare Benefits		16,920	33,840	-0-
Cash Severance		1,725,000	5,175,000	-0-
Outplacement Services		20,000	25,000	-0-
DC Restoration Plan		-0-	-0-	-0-
Excise Tax Gross-Up		-0-	4,114,484	-0-
Total		1,761,920	19,944,819	9,733,995
James R. Giertz
Short-Term Incentive Plan		-0-	378,000	-0-
Stock Options		-0-	980,347	980,347
Restricted Stock		-0-	1,061,325	1,061,325
Health and Welfare Benefits		11,280	33,840	-0-
Cash Severance		842,400	2,754,000	-0-
Outplacement Services		20,000	25,000	-0-
DC Restoration Plan		-0-	-0-	-0-
Excise Tax Gross-Up		-0-	1,571,813	-0-
Total		873,680	6,804,325	2,041,672
Traci L. Jensen
Short-Term Incentive Plan		-0-	273,000	-0-
Stock Options		-0-	559,931	559,931
Restricted Stock		-0-	665,616	665,616
Health and Welfare Benefits		7,296	21,888	-0-
Cash Severance		621,600	2,079,000	-0-
Outplacement Services		20,000	25,000	-0-
DC Restoration Plan		-0-	-0-	-0-
Excise Tax Gross-Up		-0-	1,320,799	-0-
Total		648,896	4,945,234	1,225,547
Patrick J. Trippel
Short-Term Incentive Plan		-0-	235,200	-0-
Stock Options		-0-	974,895	974,895
Restricted Stock		-0-	1,001,652	1,001,652
Health and Welfare Benefits		14,196	42,588	-0-
Cash Severance		655,200	1,965,600	-0-
Outplacement Services		20,000	25,000	-0-
DC Restoration Plan		-0-	101,860	101,860
Excise Tax Gross-Up		-0-	1,216,704	-0-
Total		689,396	5,563,499	2,078,407
Steven Kenny
Short-Term Incentive Plan		-0-	218,939	-0-
Stock Options		-0-	1,134,333	1,134,333
Restricted Stock		-0-	950,960	950,960
Health and Welfare Benefits		8,265	1,925	-0-
Cash Severance		656,818	1,970,453	-0-
Outplacement Services		20,000	25,000	-0-
DC Restoration Plan		-0-	-0-	-0-
Excise Tax Gross-Up		-0-	-0-	-0-
Total		685,083	4,301,610	2,085,293

PROPOSAL 2—NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with an advisory (non-binding) vote on the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis”, the tabular disclosure regarding such compensation and the accompanying narrative disclosure contained in this Proxy Statement.

The Company is asking shareholders to indicate their support for the compensation of our named executive officers described in this Proxy Statement. The Company has designed its executive compensation program to attract, motivate, reward and retain the executive talent required to achieve our corporate growth objectives and increase shareholder value. We believe that our compensation policies and procedures are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our shareholders. See “Executive Compensation–Compensation Discussion and Analysis.”

In deciding how to vote on this proposal, the Board urges you to consider the following factors, many of which are more fully discussed in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement:

•	The Compensation Committee has designed our executive compensation program to be competitive with the compensation offered by those peers with whom we compete for management talent.

•

The Compensation Committee believes the Company’s executive compensation programs have been effective at incenting the achievement of short-term financial performance metrics and long-term decision making that is in the best interests of our shareholders. During fiscal year 2013, the Company achieved the following financial results:

➢	Organic revenue grew by 1.6 percent year over year,

➢	Adjusted operating income increased 19 percent year-over-year, and

➢	Adjusted diluted earnings per share (“EPS”) from continuing operations grew 17% year–over-year and since fiscal 2010 our adjusted diluted EPS has increased at a compound annual rate of 17%.

•	Company best practices include:

➢	a policy prohibiting hedging and pledging of, and certain other transactions in, the Company stock by executive officers (including our NEOs) and members of our board of directors

➢	a policy regarding “clawbacks” of executive and key manager incentive compensation;

➢	an emphasis on long-term equity awards to align the executives’ interests with long-term goals and shareholder interests, with the Chief Executive Officer’s long-term equity grant including a performance-based vesting restriction;

➢	a prohibition on repricing of stock options; and

➢	stock ownership goals for our directors and executive officers.

Accordingly, the Company is asking shareholders to vote FOR the following resolution at the annual meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the H.B. Fuller Company named executive officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement.”

This advisory vote on executive compensation is not binding on the Company’s Board of Directors. However, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements. The Company currently conducts annual advisory votes on executive compensation, and the Company expects to conduct the next advisory vote at our 2015 annual meeting of shareholders.

The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure set forth in this Proxy Statement.

The above discussion contains non-GAAP financial measures. See “Non-GAAP Financial Measures” in Annex A to this Proxy Statement for a reconciliation of these non-GAAP financial measures to GAAP results.

AUDIT COMMITTEE REPORT

Pursuant to its charter, the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In the exercise of that authority, we, the members of the Audit Committee, determined to engage KPMG LLP to serve as H.B. Fuller’s independent registered public accounting firm for the year ending November 29, 2014.

Management is responsible for the financial reporting process, accounting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable law and regulation. Management represented to us that H.B. Fuller’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

KPMG LLP, as H.B. Fuller’s independent registered public accounting firm for fiscal year 2013, was responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report.

We have reviewed and discussed the audited consolidated financial statements with management and KPMG LLP. We have also discussed with KPMG LLP the matters required to be discussed pursuant to applicable auditing standards, and they have discussed with us their independence and provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based upon our review and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements be included in H.B. Fuller’s Annual Report on Form 10-K for the fiscal year ended November 30, 2013 filed with the SEC.

Audit Committee of the Board of Directors of H.B. Fuller Company*

J. Michael Losh (Chair)	Maria Teresa Hilado
Thomas W. Handley	Ann W.H. Simonds

*	Dante C. Parrini also served on the Audit Committee during fiscal year 2013.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional services provided by KPMG LLP for the audit, audit-related, tax and all other services rendered to us and our affiliates for the 2013 and 2012 fiscal years.

	2013	2012
Audit Fees	$2,919,000	$3,292,000
Audit-Related Fees	$216,000	$1,425,000
Tax Fees	$39,000	$853,000

Audit Fees: Includes fees and expenses billed and to be billed for (i) the audit of the consolidated financial statements included in our annual report on Form 10-K, (ii) the audit of the effectiveness of our internal control over financial reporting, (iii) reviews of the interim consolidated financial information included in our quarterly reports on Form 10-Q, (iv) statutory audits of certain international subsidiaries, and (v) consultations concerning financial accounting and reporting.

Audit-Related Fees: Includes fees and expenses for services that relate to the performance of the audit including audit procedures over opening balance sheet financial data and miscellaneous other audit related work pertaining to acquisitions and dispositions. Audit-related fees also include fees and expenses for services related to internal control over financial reporting and fees for reviews of documents filed with the SEC and consents.

Tax Fees: Includes fees and expenses for U.S. federal, state and international tax planning and tax compliance services.

The Audit Committee has in place procedures to pre-approve all audit, audit-related, tax and other permissible services provided to us by our independent registered public accounting firm. We have a policy of avoiding the engagement of our independent registered public accounting firm except for audit, audit-related and tax planning and compliance services. The Audit Committee has delegated to one or more of its members pre-approval authority with respect to permitted services, and receives a regular report from management on all such services provided to us by our independent registered public accounting firm. All of the services provided by our independent registered public accounting firm in fiscal 2013 and 2012 were pre-approved by the Audit Committee under its pre-approval procedures.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP, as our independent registered public accounting firm for the fiscal year ending November 29, 2014. KPMG LLP has acted as our independent registered public accounting firm since our 2004 fiscal year. While we are not required to do so, H.B. Fuller is submitting the appointment of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending November 29, 2014 for ratification in order to ascertain the views of our shareholders on this appointment. If the shareholders do not ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee intends to reconsider that appointment. However, because of the difficulty and expense of making any change so long after the beginning of the current fiscal year, it is likely that the appointment would stand for fiscal year 2014 unless there were compelling reasons for making an immediate change.

Representatives of KPMG LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC rules allow a single copy of the Proxy Statement, Annual Report and Notice of Internet Availability of Proxy Materials to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household H.B. Fuller Company proxy statements and annual reports, delivering a single copy of each to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our Proxy Statement, Annual Report or Notice of Internet Availability of Proxy Materials, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. The Company will deliver promptly upon written or oral request a separate copy of our Proxy Statement, Annual Report and/or Notice of Internet Availability of Proxy Materials to a shareholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, shareholders should write to Corporate Secretary, H.B. Fuller Company, or call (651) 236-5825.

ANNEX A

NON-GAAP FINANCIAL MEASURES

The information presented in this proxy statement under the caption “Executive Compensation—Compensation Discussion and Analysis” regarding operating income and adjusted diluted earnings per share from continuing operations does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported financial results of the Company determined in accordance with GAAP. We have included this non-GAAP information to assist in understanding the operating performance of the Company as well as the comparability of results. The non-GAAP information provided may not be consistent with methodologies used by other companies. All non-GAAP information regarding operating income and adjusted diluted earnings per share from continuing operations is reconciled with reported GAAP results in the tables below.

Operating Income Reconciliation (dollars in millions (unaudited))	2013	2012
Operating income	$196.6	$165.9
Special charges, net	(45.1)	(52.5)
Argentina customs review	(1.1)
Forbo inventory step-up		(3.3)
Asset impairment charges	—	(1.5)
Other income, net	(3.8)	0.8
Interest Expense	(19.1)	(19.8)

Income from continuing ops before income taxes and income from equity method investments[a]	$127.5	$89.5

a	Amounts may not add due to rounding

H.B. FULLER COMPANY AND SUBSIDIARIES REGULATION G RECONCILIATION		52 Weeks Ended November 30, 2013	Adjustments	Adjusted 52 Weeks Ended November 30, 2013
In thousands, except per share amounts
(unaudited)
Net revenue		$2,046,968	$—	$2,046,968
Cost of sales		(1,476,797)	(1,098)	(1,475,699)

Gross profit		570,171	(1,098)	571,269
Selling, general and administrative expenses		(374,669)	—	(374,669)
Acquisition and transformation related costs	(8,698)
Workforce reduction costs	(9,784)
Facility exit costs	(17,869)
Other related costs	(8,736)

Special charges, net		(45,087)	(45,087)	—
Other income (expense), net		(3,751)	—	(3,751)
Interest expense		(19,120)	—	(19,120)

Income from continuing operations before income taxes and income from equity method investments		127,544	(46,185)	173,729
Income taxes		(39,949)	10,012	(49,961)
Income from equity method investments		8,380	—	8,380

Income from continuing operations		95,975	(36,173)	132,148
Income from discontinued operations		1,211	—	1,211

Net income including non-controlling interests		97,186	(36,173)	133,359
Net income attributable to non-controlling interests		(425)	—	(425)

Net income attributable to H.B. Fuller		$96,761	$(36,173)	$132,934

Basic income per common share attributable to H.B. Fuller[a]
Income (loss) from continuing operations		1.92	(0.73)	2.64
Income from discontinued operations		0.02	—	0.02

		$1.94	$(0.73)	$2.66

Diluted income per common share attributable to H.B. Fuller
Income (loss) from continuing operations		1.87	(0.71)	2.58 [1]
Income from discontinued operations		0.02	—	0.02

		$1.89	$(0.71)	$2.60

Weighted-average common shares outstanding:
Basic		49,893	49,893	49,893
Diluted		51,136	51,136	51,136

a	Income per share amounts may not add due to rounding

H.B. FULLER COMPANY AND SUBSIDIARIES REGULATION G RECONCILIATION	52 Weeks Ended December 1, 2012	Adjustments	Adjusted 52 Weeks Ended December 1, 2012
In thousands, except per share amounts
(unaudited)
Net revenue	$1,886,239	$—	$1,886,239
Cost of sales	(1,368,963)	(3,314)	(1,365,649)

Gross profit	517,276	(3,314)	520,590
Selling, general and administrative expenses	(354,735)	—	(354,735)
Special charges	(52,467)	(52,467)	—
Asset impairment charges	(1,517)	—	(1,517)
Other income (expense), net	784	—	784
Interest expense	(19,793)	—	(19,793)

Income from continuing operations before income taxes and income from equity method investments	89,548	(55,781)	145,329
Income taxes	(30,479)	12,534	(43,013)
Income from equity method investments	9,218	—	9,218

Income from continuing operations	68,287	(43,247)	111,534
Income from discontinued operations	57,568	—	57,568
Net income including non-controlling interests	125,855	(43,247)	169,102
Net loss attributable to non-controlling interests	(233)	—	(233)

Net income attributable to H.B. Fuller	$125,622	$(43,247)	$168,869

Basic income per common share attributable to H.B. Fuller[a]
Income (loss) from continuing operations	1.37	(0.87)	2.25
Income from discontinued operations	1.16	—	1.16

	$2.53	$(0.87)	$3.41

Diluted income per common share attributable to H.B. Fuller[a]
Income (loss) from continuing operations	1.34	(0.85)	2.20 [1]
Income from discontinued operations	1.14	—	1.14

	$2.48	$(0.85)	$3.34

Weighted-average common shares outstanding:
Basic	49,571	49,571	49,571
Diluted	50,618	50,618	50,618

a	Income per share amounts may not add due to rounding

[1]	Operating income is defined as gross profit less selling, general and administrative (SG&A) expenses.

[2]

Adjusted diluted earnings per share (EPS) from continuing operations is a non-GAAP financial measure. During the third quarter of 2013, the Company recorded a negative impact on the gross profit margin line of the income statement as the result of a review of custom duties owed for the years 2000 – 2008 in Argentina. On a pre-tax basis, this item amounted to $1.1 million ($0.02 per diluted share). Fiscal years 2013 and 2012 exclude special charges associated with two previously announced events: the EIMEA business transformation project and the expenses associated with the Forbo acquisition integration project, which have been combined and are now referred to as the “business integration”. Special charges, net amounted to $45.1 million and $52.5 million on a pre-tax basis ($0.69 and $0.81 per diluted share) in fiscal years 2013 and 2012, respectively. During the second quarter of 2012, the Company recorded a one-time negative impact of the fair value step-up on the inventory acquired with the Forbo business on the gross profit margin line of the income statement. On a pre-tax basis, this “step-up” amounted to $3.3 million dollars ($0.05 per diluted share).

DIRECTIONS TO H.B. FULLER COMPANY

1200 Willow Lake Boulevard

St. Paul, Minnesota

651-236-5900

Directions:

From the North: Take I-35E south to County Road E. Take the County E exit (Exit 115) and turn left onto County Road E. Take County Road E east to Labore Road (second stoplight) and turn right. Follow Labore Road to Willow Lake Blvd and turn left. Turn right into H.B. Fuller’s corporate headquarters entrance at 1200 Willow Lake Blvd and continue to stop sign. Turn left at stop sign and proceed to parking lot.

From the South: Take I-35E north to County Road E (approx. 10 miles from downtown St. Paul). Take the County E exit (Exit 115) and turn right on County Road E. Take County Road E east to Labore Road (second stoplight) and turn right. Follow Labore Road to Willow Lake Blvd and turn left. Turn right into H.B. Fuller’s corporate headquarters entrance at 1200 Willow Lake Blvd and continue to stop sign. Turn left at stop sign and proceed to parking lot.

From the West: Take I-494 or I-94 east to I-35E north. Follow I-35E north to County Road E. Take the County E exit (Exit 115) and turn right on County Road E. Take County Road E east to Labore Road (second stoplight) and turn right. Follow Labore Road to Willow Lake Blvd and turn left. Turn right into H.B. Fuller’s corporate headquarters entrance at 1200 Willow Lake Blvd and continue to stop sign. Turn left at stop sign and proceed to parking lot.

From the East: Take I-694 west to I-35E north. Follow I-35E north to County Road E. Take the County E exit (Exit 115) and turn right on County Road E. Take County Road E east to Labore Road (second stoplight) and turn right. Follow Labore Road to Willow Lake Blvd and turn left. Turn right into H.B. Fuller’s corporate headquarters entrance at 1200 Willow Lake Blvd and continue to stop sign. Turn left at stop sign and proceed to parking lot.

PARKING:    Parking is available in the parking lot of the H.B. Fuller Company headquarters.

B-1

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on April 10, 2014.

Meeting Information
	H.B. FULLER COMPANY	Meeting Type:	Annual Meeting
		For holders as of:	February 12, 2014
		Date: April 10, 2014	Time: 1:00 PM
Location: H.B. Fuller
Company Headquarters
1200 Willow Lake Boulevard Saint Paul, Minnesota 55110
You are receiving this communication because you hold shares in the company named above.

H.B. FULLER COMPANY P.O. BOX 64683 ST. PAUL, MN 55164-0683		This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

M66077-P44962-Z61995

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT                 ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

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If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

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Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before March 28, 2014 to facilitate timely delivery.

—  How To Vote  —

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Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M66078-P44962-Z61995

Voting Items

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees:

01)	J. Michael Losh
02)	Lee R. Mitau
03)	R. William VanSant

The Board of Directors recommends you vote FOR the following proposals:

2.	A non-binding advisory vote to approve the compensation of our named executive officers disclosed in the attached proxy statement.

3.	The ratification of the appointment of KPMG LLP as H.B. Fuller’s independent registered public accounting firm for the fiscal year ending November 29, 2014.

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the persons named in the proxy statement will vote in their discretion.

M66079-P44962-Z61995

M66080-P44962-Z61995

H.B. FULLER COMPANY P.O. BOX 64683 ST. PAUL, MN 55164-0683

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:         M66073-P44962-Z61995                     KEEP THIS PORTION FOR YOUR RECORDS

— — — — —  —  —  — — —  —  —  — — — —  —  — —  —  —  —  —  — —  —  — —  —  —  —  —  —  —  — — —  — — — — — — — — — — — —— — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

H.B. FULLER COMPANY	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
The Board of Directors recommends you vote FOR the following:	☐	☐	☐
1. Election of Directors
Nominees:
01) J. Michael Losh 02) Lee R. Mitau 03) R. William VanSant

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain
2. A non-binding advisory vote to approve the compensation of our named executive officers disclosed in the attached proxy statement.					☐	☐	☐
3. The ratification of the appointment of KPMG LLP as H.B. Fuller’s independent registered public accounting firm for the fiscal year ending November 29, 2014.					☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s).

If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the persons named in the proxy statement will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such.

When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M66074-P44962-Z61995

H.B. FULLER COMPANY

Annual Meeting of Shareholders

April 10, 2014

This proxy is solicited by the Board of Directors

For Registered Shareholders: The undersigned, revoking all prior proxies, appoints James J. Owens, James. R. Giertz and

Timothy J. Keenan, or any one or more of them, as proxies, with full power of substitution, to represent the undersigned and to vote, as indicated on the reverse side and otherwise in their discretion upon such other matters as may properly come before the meeting, all shares of the common stock of H.B. Fuller Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the H.B. Fuller Company headquarters, 1200 Willow Lake Boulevard, Saint Paul, Minnesota on Thursday, April 10, 2014 at 1:00 p.m. local time., and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

For Participants in the 401(k) Plan: This voting instruction form is sent to you on behalf of JPMorgan Chase Bank, N.A. as Trustee of the H.B. Fuller Company 401(k) & Retirement Plan (the “Plan”). Please complete this form on the reverse side, sign your name exactly as it appears on the reverse side, and return it in the enclosed envelope. Your instructions must be received no later than 11:59 p.m. Central Time on Monday, April 7, 2014, to be counted.

As a participant in the Plan, the undersigned hereby directs JPMorgan Chase Bank, as Trustee, to vote all shares of common stock of H.B. Fuller Company represented by the undersigned’s proportionate interest in the Plan at the Annual Meeting of Shareholders to be held on Thursday, April 10, 2014 at 1:00 p.m. local time., and at any adjournment thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting. Only the Trustee can vote these shares. You cannot vote these shares in person at the Annual Meeting.

Continued and to be signed on reverse side